Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

December 29, 2011

among

SYSCO CORPORATION

and

SYSCO INTERNATIONAL, ULC, a British Columbia unlimited liability company,

as Borrowers,

THE LENDERS PARTY HERETO,

THE GUARANTORS PARTY HERETO,

JPMORGAN CHASE BANK, N.A.,

as U.S. Administrative Agent,

and

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,

as Canadian Administrative Agent

* * *

BANK OF AMERICA, N.A.,

TORONTO DOMINION (TEXAS) LLC

and

WELLS FARGO BANK, N.A.,

AS SYNDICATION AGENTS

and

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE FENNER & SMITH, INCORPORATED,

TD SECURITIES (USA) LLC

and

WELLS FARGO SECURITIES, LLC,

AS JOINT BOOKRUNNERS AND JOINT LEAD ARRANGERS

i

ii

SCHEDULES:

Schedule 2.01 — Commitments

Schedule 3.07 — Subsidiaries

EXHIBITS:

Exhibit A — Form of Assignment and Assumption

Exhibit B — Form of Joinder

Exhibit C — Form of Borrowing Request

Exhibit D — Form of Swingline Loan Request

Exhibit E — Form of Letter of Credit Request

Exhibit F — Form of B/A Request

Exhibit G — Form of Interest Election Request

iii

THIS CREDIT AGREEMENT (the “Agreement”) is to be effective as of December 29, 2011, among SYSCO Corporation, a Delaware corporation, SYSCO International, ULC, a British Columbia unlimited liability company, the subsidiaries designated as guarantors herein, the Lenders party hereto, JPMorgan Chase Bank, N.A., as U.S. Administrative Agent, and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Administrative Agent.

For and in consideration of the premises and the promises herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by each party hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” has the meaning assigned to such term in Section 6.04.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by an Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means the U.S. Administrative Agent and the Canadian Administrative Agent.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the U.S. Prime Rate in effect on such day (or, in the case of Loans or Borrowings made by the Canadian Lenders pursuant to the Canadian Commitments denominated in U.S. Dollars, the rate per annum announced from time to time by the Canadian Administrative Agent as its U.S. base rate in effect at its office in Toronto), (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for an interest period of one month plus 1%. Any change in the Alternate Base Rate due to a change in the U.S. Prime Rate, the U.S. base rate in effect in Toronto, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the U.S. base rate in effect in Toronto, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively.

“Applicable Agent” means (a) with respect to a Loan or Borrowing made by the Company, and with respect to any payment hereunder that does not relate to a particular Loan or Borrowing, the U.S. Administrative Agent, and (b) with respect to a Loan or Borrowing denominated in Canadian Dollars or B/A, the Canadian Administrative Agent.

“Applicable Percentage” means, (a) with respect to any U.S. Lender, the percentage of the aggregate U.S. Commitments represented by such Lender’s U.S. Commitment or (b) with respect to any Canadian Lender, the percentage of the aggregate Canadian Commitments represented by such Lender’s Canadian Commitment; provided that in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Percentage” shall be determined without regard to any Defaulting Lender’s Commitment. If the U.S. Commitments or Canadian Commitments, as applicable, have terminated or expired, the Applicable Percentages shall be determined based upon the U.S. Commitments or Canadian Commitments, as applicable, most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any Eurodollar Revolving Loan or B/A Drawing, or with respect to the facility fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Eurodollar/ B/A Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt:

Index Debt Ratings	Facility Fee Rate	Eurodollar/B/A Spread
Category 1 AA- or higher by S&P Aa3 or higher by Moody’s	0.045%	0.58%
Category 2 A+ by S&P A1 by Moody’s	0.06%	0.69%
Category 3 A by S&P A2 by Moody’s	0.08%	0.795%
Category 4 A- by S&P A3 by Moody’s	0.10%	0.90%
Category 5 BBB+ or lower by S&P Baa1 or lower by Moody’s	0.125%	1.00%

For purposes of the foregoing, (i) if only one of Moody’s or S&P shall have in effect a rating for the Company’s Index Debt, then that single rating shall be determinative; (ii) if the ratings established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings, i.e., that appearing in the numerically lower Category, unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if both such rating agencies shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agencies and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by an Agent, in the form of Exhibit A or any other form approved by an Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.20(a).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“B/A” and “Banker’s Acceptances” means a bill of exchange governed by the Bills of Exchange Act (Canada) or a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by the Canadian Borrower and accepted by a Canadian Lender in accordance with the terms of this agreement.

“B/A Drawing” means B/As accepted and purchased on the same date and as to which a single Contract Period is in effect including any B/A Equivalent Loans made on the same date and as to which a single Contract Period is in effect. For greater certainty, all provisions of this Agreement which are applicable to B/As are also applicable, mutatis mutandis, to B/A Equivalent Loans.

“B/A Equivalent Loan” has the meaning assigned to such term in Section 2.07(k).

“B/A Request” has the meaning assigned to such term in Section 2.07(c).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the U.S. Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means the Company or the Canadian Borrower.

“Borrowing” means (a) Revolving Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) where the context requires, a B/A Drawing, or (c) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Borrowing denominated in U.S. Dollars, US$20,000,000 and (b) in the case of a Borrowing denominated in Canadian Dollars, Cdn.$20,000,000.

“Borrowing Multiple” means (a) in the case of a Borrowing denominated in U.S. Dollars, US$5,000,000 and (b) in the case of a Borrowing denominated in Canadian Dollars, Cdn.$5,000,000.

“Borrowing Request” has the meaning specified in Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, (a) when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market, and (b) when used in connection with a Borrowing denominated in Canadian Dollars, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto.

“CAM” means the mechanism for the allocation and exchange of interests in Loans and other extensions of credit hereunder and collections in respect thereof established in Section 7.02.

“CAM Exchange” means the exchange of the Lender’s interests provided for in Section 7.02.

“CAM Exchange Date” means the date on which any event referred to in paragraph (h) or (i) of Section 7.01 shall occur in respect of the Company.

“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate U.S. Dollar Equivalent (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Specified Obligations owed to such Lender (whether or not at the time due and payable) and such Lender’s participations in undrawn amounts of Letters of Credit immediately prior to the CAM Exchange Date and (b) the denominator shall be the aggregate U.S. Dollar Equivalent (as so determined) of the Specified Obligations owed to all the Lenders (whether or not at the time due and payable) and the aggregate undrawn amount of all Letters of Credit immediately prior to the CAM Exchange Date.

“Canadian Administrative Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, in its capacity as Canadian administrative agent for the Lenders hereunder.

“Canadian Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the interest rate per annum publicly announced from time to time by the Canadian Administrative Agent as its reference rate in effect on such day at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in Canadian Dollars in Canada (each change in such reference rate being effective from and including the date such change is publicly announced as being effective) and (b) the interest rate per annum equal to the sum of (i) the CDOR Rate on such day (or, if such rate is not so reported on the Reuters Screen CDOR Page, the average of the rate quotes for bankers’ acceptances denominated in Canadian Dollars with a term of 30 days received by the Canadian Administrative Agent at approximately 10:00 a.m., Toronto time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) from one or more banks of recognized standing selected by it) and (ii) 0.50% per annum.

“Canadian Borrower” means SYSCO International, ULC, a British Columbia unlimited liability company.

“Canadian Commitment” means, with respect to each Lender, the commitment of such Lender to make Canadian Revolving Loans and to accept and purchase or arrange for the purchase of B/As hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Canadian Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s Canadian Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Canadian Commitment, as applicable. The initial aggregate amount of the Lenders’ Canadian Commitments is US$100,000,000.

“Canadian Dollars” or “Cdn.$” means lawful currency of Canada.

“Canadian Lender” means a Lender with a Canadian Commitment or Canadian Revolving Credit Exposure.

“Canadian Obligations” has the meaning assigned to such term in Section 8.01(a).

“Canadian Resident” means at any time, a Person who at that time (a) is not a non-resident of Canada for purposes of the Canadian Tax Act or (b) is (i) an authorized foreign bank deemed to be resident in Canada for purposes of Part XIII of the Canadian Tax Act and (ii) in the case of any Canadian Revolving Loan to the Canadian Borrower, is making or holding such Canadian Revolving Loan as part of its Canadian banking business.

“Canadian Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of such Lender’s Canadian Revolving Loans denominated in U.S. Dollars outstanding at any time, (b) the U.S. Dollar Equivalent of the aggregate principal amount of such Lender’s Canadian Revolving Loans denominated in Canadian Dollars outstanding at such time and (c) the U.S. Dollar Equivalent of the aggregate face amount of the B/As accepted by such Lender and outstanding at such time. “Canadian Revolving Loan” means a Loan made by a Canadian Lender pursuant to Section 2.01(b).

“Canadian Tax Act” means the Income Tax Act (Canada), as amended from time to time.

“Capital Lease” means any lease in respect of which the lessee’s obligations constitute Capital Lease Obligations.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalization” means, without duplication, at any date, the sum of the Indebtedness of the Company and the Subsidiaries outstanding on such date, plus the amount set forth opposite the caption “total shareholders’ equity” or any similar caption on the consolidated balance sheet, prepared in accordance with GAAP, of the Company and the Subsidiaries, as of such date.

“CDOR Rate” means, on any date, an interest rate per annum equal to the average discount rate applicable to bankers’ acceptances denominated in Canadian Dollars with a term of 30 days (for purposes of the definition of “Canadian Alternate Base Rate”) or with a term equal to the Contract Period of the relevant B/As (for purposes of the definition of “Discount Rate”) appearing on the Reuters Screen CDOR Page (or on any successor or substitute page of such Screen, or any successor to or substitute for such Screen, providing rate quotations comparable to those currently provided on such page of such Screen, as determined by the Canadian Administrative Agent from time to time) at approximately 10:00 a.m., Toronto time, on such date (or, if such date is not a Business Day, on the next preceding Business Day).

“Change in Law” means the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking into effect of any Law, (b) any change in any Law or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, regulations, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or any Governmental Authority with respect to the implementation of the Basel III Accord shall, in each case, be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class”, when used in reference to (a) any Loan, Borrowing or Revolving Credit Exposure, refers to whether such Loan, or the Loans comprising such Borrowing, are U.S. Revolving Loans, Canadian Revolving Loans or Swingline Loans, or, in the case of Revolving Credit Exposure, whether such Revolving Credit Exposure is U.S. Revolving Credit Exposure or Canadian Revolving Credit Exposure and (b) any Commitment, refers to whether such Commitment is a U.S. Revolving Commitment or a Canadian Revolving Commitment.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means a Canadian Commitment or a U.S. Commitment.

“Commitment Increase” has the meaning assigned to such term in Section 2.20(b).

“Company” means SYSCO Corporation, a Delaware corporation.

“Company Obligations” has the meaning assigned to such term in Section 8.02(a).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” refers to the consolidation of the accounts of the Company and the Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in the preparation of the consolidated financial statements referred to in Section 3.04, except as otherwise expressly provided in Section 1.04.

“Contract Period” means, with respect to any B/A, the period commencing on the date such B/A is issued and accepted and ending on the date 30, 60 or 90 days (or, with the consent of each Canadian Lender, 180 days) thereafter, as the Canadian Borrower may elect; provided that if such Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means any Agent, any Issuing Bank, the Swingline Lender or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, (b) has notified either Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the U.S. Administrative Agent (a copy of which shall promptly be shared with the Company), or (d) has become the subject of a Bankruptcy Event.

“Discount Proceeds” means, with respect to any B/A, an amount (rounded upward, if necessary, to the nearest Cdn.$.01) calculated by multiplying (a) the face amount of such B/A by (b) the quotient obtained by dividing (i) one by (ii) the sum of (A) one and (B) the product of (x) the Discount Rate (expressed as a decimal) applicable to such B/A and (y) a fraction of which the numerator is the Contract Period applicable to such B/A and the denominator is 365, with such quotient being rounded upward or downward to the fifth decimal place and .000005 being rounded upward.

“Discount Rate” means, with respect to a B/A being accepted and purchased on any day, (a) for a Canadian Lender which is a Schedule I Lender, (i) the CDOR Rate applicable to such B/A or (ii) if the discount rate for a particular Contract Period is not quoted on the Reuters Screen CDOR Page, the arithmetic average (as determined by the Canadian Administrative Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Administrative Agent by the Schedule I Reference Lender as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A, and (b) for a Canadian Lender which is a Non-Schedule I Lender, the lesser of (i) the CDOR Rate applicable to such B/A plus 0.10% per annum and (ii) the arithmetic average (as determined by the Canadian Administrative Agent) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Canadian Administrative Agent by the Non-Schedule I Reference Lenders as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02), which date is the first date appearing above.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of any unpaid “minimum required contribution” (as defined in Section 430 of the Code or Section 303 of ERISA), whether or not waived, or with respect to a Multiemployer Plan, any “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Company or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Exchange Rate” means, on any day, for purposes of determining the U.S. Dollar Equivalent of Canadian Dollars, the rate at which Canadian Dollars may be exchanged into U.S. Dollars as set forth on the Bank of Canada Exchange Rate Page for Canadian Dollars (or, if not so quoted, the spot rate of exchange quoted for wholesale transactions made by the Canadian Administrative Agent in Toronto, Ontario) at 10:00 a.m., Local Time, on such day; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Canadian Administrative Agent and the Company or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the U.S. Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted at or about such time as the U.S. Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of U.S. Dollars for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Canadian Administrative Agent may use any reasonable method it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Excluded Taxes” means, with respect to any Recipient or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income, franchise, taxable margin or similar taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender or Issuing Bank, in which its applicable lending office is located, (b) Other Connection Taxes, (c) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (d) any withholding tax that is imposed (other than solely as a result of the operation of the CAM) (i) by the United States of America on payments made by the Company or (ii) by Canada (or any political subdivision thereof) on payments made by the Canadian Borrower, in any case to the extent such tax (A) is in effect and would apply as of the date such Recipient becomes a party to this Agreement or (B) relates to payments received by a Lender Affiliate or a new lending office designated by such Lender and is in effect and would apply at the time such Lender Affiliate or such lending office is designated, in each case except to the extent that such Lender, Agent or Lender Affiliate (or assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such Borrower with respect to such withholding tax pursuant to Section 2.17(a), (e) any withholding tax that is attributable to such Recipient’s failure to comply with Section 2.17(e), (f) Taxes imposed by any jurisdiction (i) in which a Borrower is not organized or resident for tax purposes, (ii) through which no payment is made by or on behalf of a Borrower under this Agreement, and (iii) with respect to which there is no other connection between the making of a payment by or on behalf of a Borrower under this Agreement and such jurisdiction that would directly result in the imposition of Taxes by such jurisdiction on that payment and (g) any taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of November 4, 2005, among the Company, the Canadian Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as U.S. administrative agent and JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian administrative agent, as the same has been amended or otherwise supplemented to date.

“FATCA” means Sections 1471 through 1474 of the Code (or any amended or successor version), and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the U.S. Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, assistant treasurer or controller of the Company.

“Foreign Lender” means any Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Approval” means (i) any authorization, consent, approval, license, waiver, ruling, permit, tariff, rate, certification, exemption, filing, variance, claim, order, judgment, decree, sanction or publication of, by or with; (ii) any notice to; (iii) any declaration of or with; or (iv) any registration by or with, or any other action or deemed action by or on behalf of, any Governmental Authority.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means each Person listed on the signature pages hereto as a Guarantor and each Person that becomes a Guarantor hereafter pursuant to Section 5.09. For avoidance of doubt, a Person that is released as a “Guarantor” pursuant to Section 5.09 shall no longer constitute a “Guarantor” for purposes of this Agreement.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increase Effective Date” has the meaning assigned to such term in Section 2.20(b).

“Increasing Lender” has the meaning assigned to such term in Section 2.20(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable or accrued liabilities, incurred or accrued in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others and (g) all Capital Lease Obligations of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Initial Loans” has the meaning assigned to such term in Section 2.20(b).

“Interest Election Request” has the meaning assigned to such term in Section 2.08(b).

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) or any Canadian Alternate Base Rate Loan, the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each participating Lender, nine or twelve months) thereafter, as the Company may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Eurodollar Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A. and any other Lender as agreed by the Borrower, such Lender and the U.S. Administrative Agent, each in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joinder” means an agreement in the form of Exhibit B executed pursuant to Section 5.09(b).

“Joint Bookrunners and Joint Lead Arrangers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce Fenner & Smith, Incorporated, TD Securities (USA) LLC and Wells Fargo Securities, LLC, in their capacity as Joint Bookrunners and Joint Lead Arrangers hereunder.

“Law” means all laws, statutes, treaties, ordinances, codes, acts, rules, regulations, Governmental Approvals and orders of all Governmental Authorities, whether now or hereafter in effect.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Company at such time. The LC Exposure of any U.S. Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means mean (a) the financial institutions listed on Schedule 2.01 (other than any such financial institution that has ceased to be a party hereto, pursuant to an Assignment and Assumption) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means each letter of credit issued pursuant to this Agreement.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the U.S. Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for U.S. Dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which U.S. Dollar deposits of US$5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the U.S. Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” shall mean any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest; provided, precautionary or other filings filed in connection with operating leases of the Company or any Subsidiary shall not constitute Liens.

“Loan” means a loan made by a Lender to a Borrower pursuant to this Agreement.

“Local Time” means (a) with respect to a Loan or Borrowing denominated in U.S. Dollars, New York City time and (b) with respect to a Loan or Borrowing denominated in Canadian Dollars, or a B/A, Toronto time.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition, financial or otherwise, of the Company and the Subsidiaries taken as a whole, (b) the ability of the Company to perform any of its obligations under this Agreement or (c) the rights of the Agents and the Lenders against the Company under any material provision of this Agreement.

“Material Indebtedness” means Indebtedness (other than the Loans, Letters of Credit and B/A), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount exceeding US$150,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means, subject to extension pursuant to Section 2.21, December 29, 2016.

“Maximum Rate” has the meaning set forth in Section 10.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Worth” means, with respect to any Person, the excess, if any, of the assets of such Person over the liabilities of such Person, each to be determined in accordance with GAAP consistent with those applied in the preparation of the consolidated financial statements referred to in Section 3.04.

“Non-Increasing Lender” has the meaning assigned to such term in Section 2.20.

“Non-Schedule I Lender” means any Canadian Lender not named on Schedule I to the Bank Act (Canada).

“Non-Schedule I Reference Lenders” means JPMorgan Chase Bank, N.A., Toronto Branch and Toronto Dominion (Texas) LLC.

“Obligations” means the obligations of each Borrower and each Guarantor hereunder in respect of the payment of (a) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) all payments required to be made by the Company under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon and obligations to provide cash collateral, (c) all reimbursement obligations of the Canadian Borrower in respect of B/As accepted hereunder and (d) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Borrowers or either of them under this Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced this Agreement, or sold or assigned an interest in any Loan or this Agreement).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes or other similar charges or levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 10.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Investment” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within two years from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements and reverse repurchase agreements with a term of not more than one year for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(f) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(g) repurchase obligations with a term of not more than 30 days underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above;

(h) “money market” preferred stock maturing within six months after issuance thereof or municipal bonds in each case issued by a corporation organized under the laws of any state of the United States, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency;

(i) tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P, Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency; and

(j) shares of any money market mutual fund rated as least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of whose assets consist of the type specified in clauses (a) through (f) above.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Recipient” means, as applicable, (a) any Agent, (b) any Lender (c) any Issuing Bank and (d) any Participant.

“Register” has the meaning assigned to such term in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.

“Revolving Credit Exposure” means U.S. Revolving Credit Exposure or Canadian Revolving Credit Exposure.

“Revolving Loan” means a U.S. Revolving Loan or Canadian Revolving Loan.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, with any Person whereby a seller or a transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease (whether pursuant to a Capital Lease or otherwise) or repurchase under an extended purchase contract, the same or similar property from the purchaser or the transferee of such property.

“Schedule I Lender” means any Lender named on Schedule I to the Bank Act (Canada).

“Schedule I Reference Lender” means TD Securities (USA) LLC.

“Senior Notes” means the senior notes and debentures of the Company issued pursuant to a supplemental indenture to the Indenture dated as of June 15, 1995 between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee.

“Significant Subsidiary” means a Subsidiary that meets either of the following conditions:

(a) the total assets (after intercompany eliminations) of the Subsidiary exceed ten percent (10%) of the total assets of the Company and the Subsidiaries on a Consolidated basis, consolidated as of the end of the most recently completed fiscal year; or

(b) the income from continuing operations before income taxes, extraordinary items and cumulative effect of a change in accounting principle of the Subsidiary exclusive of amounts attributable to any non-controlling interests exceeds ten percent (10%) of the income of the Company and the Subsidiaries on a Consolidated basis, consolidated for the most recently completed fiscal year.

“Specified Obligations” means Obligations of the Borrowers consisting of the principal and interest of Loans, reimbursement obligations in respect of any B/As accepted hereunder, reimbursement obligations in respect of LC Disbursements and fees payable hereunder to the Lenders.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the U.S. Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsequent Borrowings” has the meaning assigned to such term in Section 2.20(b).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Company.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement, provided that such term shall not include any forward or future contract entered into in the ordinary course of business by the Company or a Subsidiary which contemplates the actual delivery of a commodity and is not entered into for speculative purposes.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any U.S. Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Transactions” means the execution, delivery and performance by the Borrowers and Guarantors of this Agreement and each promissory note (if any) requested by a Lender as contemplated by Section 2.10(e), the borrowing of Loans hereunder, the issuance of Letters of Credit hereunder and purchase and acceptance of B/As hereunder, the use of proceeds thereof and the guarantee of the Canadian Obligations by the Company and the Company Obligations by the Guarantors.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate or the Canadian Alternate Base Rate.

“U.S. Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as U.S. administrative agent for the Lenders hereunder.

“U.S. Commitment” means, with respect to each Lender, the commitment of such Lender to make U.S. Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s U.S. Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, (b) increased from time to time pursuant to Section 2.20, and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The initial amount of each Lender’s U.S. Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its U.S. Commitment, as applicable. The initial aggregate amount of the Lenders’ U.S. Commitments is US$900,000,000.

“U.S. Dollars” or “US$” means lawful currency of the United States.

“U.S. Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in U.S. Dollars, such amount, and (b) with respect to any amount in Canadian Dollars, the equivalent in U.S. Dollars of such amount determined by the U.S. Administrative Agent using the Exchange Rate then in effect.

“U.S. Lender” means a Lender with a U.S. Commitment or U.S. Revolving Credit Exposure.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“U.S. Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of such Lender’s U.S. Revolving Loans outstanding at such time plus (b) such Lender’s LC Exposure and Swingline Exposure at such time.

“U.S. Revolving Loan” means a Loan made by a U.S. Lender pursuant to Section 2.01(a).

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 2.17(e).

“Wholly Owned Subsidiary” of any Person shall mean a Subsidiary of such Person of which securities (except for directors’ qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) or other ownership interests representing 100% of the equity are, at the time any determination is being made, owned by such Person or one or more wholly owned Subsidiaries of such Person or by such Person and one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “U.S. Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar U.S. Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “U.S. Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar U.S. Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms: GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the U.S. Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the U.S. Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purposes of the definitions of “Capital Lease” and “Capital Lease Obligations” and determining compliance with any provision of this Agreement, the determination of whether a lease is to be treated as an operating lease or capital lease shall be made without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of proposed Accounting Standards Update (ASU) Leases (Topic 840) issued August 17, 2010, or any successor proposal. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05 Exchange Rate Calculations. The Canadian Administrative Agent shall determine the U.S. Dollar Equivalent of any Canadian Alternate Base Rate Loan or B/A as of the date on which such Loan is made or B/A is accepted and purchased and as of the last Business Day of each subsequent calendar quarter (each, a “Reset Date”), in each case using the Exchange Rate for Canadian Dollars in relation to U.S. Dollars in effect on the last Business Day of the calendar quarter preceding the date of such Borrowing or acceptance and purchase (or, if such Borrowing or acceptance and purchase occurs on the last Business Day of a calendar quarter, on such Business Day) and as of the last Business Day of such subsequent calendar quarter, as the case may be, and each such amount shall, except as provided in the last two sentences of this Section, be the U.S. Dollar Equivalent of such Canadian Alternate Base Rate Loan or B/A until the next Reset Date. The Canadian Administrative Agent shall notify the Company and the Lenders of each calculation of the U.S. Dollar Equivalent of each Borrowing and B/A. Notwithstanding the foregoing, for purposes of Section 10.14 or any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in Canadian Dollars shall be translated into U.S. Dollars at the Exchange Rate in effect on the date of such determination. For purposes of Section 6.03, amounts in Canadian Dollars shall be translated into U.S. Dollars at the currency exchange rates used in preparing the Company’s annual and quarterly financial statements.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

(a) Subject to the terms and conditions set forth herein, each U.S. Lender agrees to make U.S. Revolving Loans to the Company in U.S. Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such U.S. Lender’s U.S. Revolving Credit Exposure exceeding such U.S. Lender’s U.S. Commitment or (ii) the total U.S. Revolving Credit Exposures exceeding the total U.S. Commitments.

(b) Subject to the terms and conditions set forth herein, each Canadian Lender agrees from time to time during the Availability Period to make (i) Canadian Revolving Loans to the Canadian Borrower in Canadian Dollars, including by means of B/A or B/A Equivalent Loans, and (ii) Canadian Revolving Loans to the Company in U.S. Dollars, in each case in an aggregate principal amount that will not result in (A) such Canadian Lender’s Canadian Revolving Credit Exposure exceeding such Canadian Lender’s Canadian Commitment or (B) the total Canadian Revolving Credit Exposures exceeding the total Canadian Commitments.

(c) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02 Loans and Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans of the same Class made by the Lenders ratably in accordance with their respective Commitments of such Class. B/A Drawings shall be made in accordance with Section 2.07. The failure of any Lender to make any Loan (or provide its share of any B/A Drawings) required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans (or provide its share of any B/A Drawings) as required.

(b) Subject to Section 2.14, (i) each Borrowing of Revolving Loans denominated in U.S. Dollars shall be comprised entirely of ABR Loans or Eurodollar Loans and (ii) each Borrowing of Canadian Revolving Loans denominated in Canadian Dollars shall be comprised entirely of B/A Drawings or Canadian Alternate Base Rate Loans, in each case as the applicable Borrower may request pursuant to Section 2.03 or as otherwise may be provided in this Agreement. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Company to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and is an integral multiple of the Borrowing Multiple. At the time that each ABR U.S. Revolving Borrowing or a Canadian Alternate Base Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is at least equal to the Borrowing Minimum and is an integral multiple of the Borrowing Multiple; provided that (i) an ABR U.S. Revolving Borrowing or Canadian Alternate Base Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class or (ii) in the case of an ABR U.S. Revolving Borrowing under the U.S. Commitments, in an amount necessary to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of US$1,000,000 and not less than US$5,000,000. B/A Drawings shall be subject to Section 2.07. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 12 Eurodollar Revolving Borrowings and 10 B/A Drawings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period or Contract Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Revolving Borrowings. To request a Revolving Borrowing (other than a Swingline Loan or B/A Drawing, which are subject to Section 2.04 and 2.07, respectively), the applicable Borrower shall notify the Applicable Agent (and the U.S. Administrative Agent, if it shall not be the Applicable Agent) of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing, (b) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, on the date of the proposed Borrowing and (c) in the case of a Canadian Alternate Base Rate Borrowing, not later than 11:00 a.m., Local Time, on the date of the proposed Borrowing. Each such telephonic notice shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent (with a copy to the U.S.

Administrative Agent if it shall not be the Applicable Agent) of a written notice of Borrowing substantially in the form of Exhibit C (a “Borrowing Request”) or in such other form reasonably acceptable to the Applicable Agent, in each case, signed by the applicable Borrower. Each such telephonic notice and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing;

(ii) whether such Borrowing is a U.S. Revolving Borrowing or a Canadian Revolving Borrowing;

(iii) the aggregate amount and currency of the requested Borrowing;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing (in the case of a Borrowing denominated in U.S. Dollars) or a Canadian Alternate Base Rate Borrowing (in the case of a Borrowing denominated in Canadian Dollars);

(v) the date of such Borrowing, which shall be a Business Day;

(vi) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vii) the location and number of the account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing if denominated in U.S. Dollars or a Canadian Alternate Base Rate Borrowing if denominated in Canadian Dollars. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans in U.S. Dollars to the Company from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding US$150,000,000 or (ii) the total U.S. Revolving Credit Exposures exceeding the total U.S. Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan; and provided further, that the Swingline Lender shall not make a Swingline Loan if a Default has occurred and is continuing. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Company shall notify the U.S. Administrative Agent of such request by telephone (confirmed in writing by a notice in the form of Exhibit D hereto or such other form reasonably acceptable to the Swingline Lender provided by telecopy), not later than 2:30 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The U.S. Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Company. The Swingline Lender shall make each Swingline Loan available to the Company by means of a credit to the general deposit account of the Company with the Swingline Lender by 4:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the U.S. Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the U.S. Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which U.S. Lenders will participate. Promptly upon receipt of such notice, the U.S. Administrative Agent will give notice thereof to each U.S. Lender, specifying in such notice such U.S. Lender’s Applicable Percentage of such Swingline Loan or Loans. Each U.S. Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the U.S. Administrative Agent, for the account of the Swingline Lender, such U.S. Lender’s Applicable Percentage of such Swingline Loan or Loans. Each U.S. Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the U.S. Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each U.S. Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to U.S. Revolving Loans made by such U.S. Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the U.S. Lenders), and the U.S. Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the U.S. Lenders. The U.S. Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the U.S. Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Company (or other party on behalf of the Company) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the U.S. Administrative Agent; any such amounts received by the U.S. Administrative Agent shall be promptly remitted by the U.S. Administrative Agent to the U.S. Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the U.S. Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Company for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Company of any default in the payment thereof.

SECTION 2.05 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Company may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the U.S. Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period and each Issuing Bank hereby agrees to issue such Letters of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Company to, or entered into by the Company with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. All Letters of Credit shall be denominated in U.S. Dollars.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Company shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the U.S. Administrative Agent (three days in advance of the requested date of issuance, amendment, renewal or extension) a notice substantially in the form of Exhibit E or such other form reasonably acceptable to such Issuing Bank requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, the Company also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed US$150,000,000 and (ii) the total U.S. Revolving Credit Exposures shall not exceed the total U.S. Commitments. Notwithstanding the foregoing, an Issuing Bank shall not issue, amend, renew or extend any Letter of Credit if a Default has occurred and is continuing.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the U.S. Lenders, such Issuing Bank hereby grants to each U.S. Lender, and each U.S. Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such U.S. Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each U.S. Lender hereby absolutely and unconditionally agrees to pay to the U.S. Administrative Agent, for the account of the applicable Issuing Bank, such U.S. Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Company on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Company for any reason. Each U.S. Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the U.S. Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Company shall reimburse such LC Disbursement by paying to the U.S. Administrative Agent an amount equal to such LC Disbursement not later than 1:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Company shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Company prior to such time on such date, then not later than 1:00 p.m., New York City time, on the Business Day immediately following the day that the Company receives such notice; provided that, if such LC Disbursement is not less than US$10,000, the Company may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR U.S. Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Company’s obligation to make such payment shall be discharged and replaced by the resulting ABR U.S. Revolving Borrowing or Swingline Loan. If the Company fails to make such payment when due, the U.S. Administrative Agent shall notify each U.S. Lender of the applicable LC Disbursement, the payment then due from the Company in respect thereof and such U.S. Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each U.S. Lender shall pay to the U.S. Administrative Agent its Applicable Percentage of the payment then due from the Company, in the same manner as provided in Section 2.06 with respect to U.S. Revolving Loans made by such U.S. Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the U.S. Lenders), and the U.S. Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the U.S. Lenders. Promptly following receipt by the U.S. Administrative Agent of any payment from the Company pursuant to this paragraph, the U.S. Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that U.S. Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such U.S. Lenders and such Issuing Bank as their interests may appear. Any payment made by a U.S. Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR U.S. Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a U.S. Revolving Loan and shall not relieve the Company of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Company’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Company’s obligations hereunder. Neither any Agent, any Lender nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Company to the extent permitted by applicable law) suffered by the Company that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), each Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the U.S. Administrative Agent and the Company by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Company of its obligation to reimburse any Issuing Bank and the U.S. Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Company shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Company reimburses such LC Disbursement, at the rate per annum then applicable to ABR U.S. Revolving Loans; provided that, if the Company fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any U.S. Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such U.S. Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Company, the U.S. Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The U.S. Administrative Agent shall notify the U.S. Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(c). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the U.S. Administrative Agent or the Required Lenders (or, if the maturity of the U.S. Revolving Loans has been accelerated, U.S. Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Company shall deposit in an account with the U.S. Administrative Agent, in the name of the U.S. Administrative Agent and for the benefit of the U.S. Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and the amount of such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the U.S. Administrative Agent as collateral for the payment and performance of the obligations of the Company under this Agreement. The U.S. Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the U.S. Administrative Agent and at the Company’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the U.S. Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Company for the LC Exposure at such time or, if the maturity of the U.S. Revolving Loans has been accelerated (but subject to the consent of U.S. Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Company under this Agreement. If the Company is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Company within three Business Days after all Events of Default have been cured or waived.

SECTION 2.06 Funding of Borrowings and B/A Drawings.

(a) Each Lender shall make each Loan to be made by it and disburse the Discount Proceeds (net of applicable acceptance fees) of each B/A to be accepted and purchased by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 2:00 p.m., Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the applicable Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Applicable Agent will make such Loans or disburse the Discount Proceeds (net of applicable acceptance fees) available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the general deposit account of the applicable Borrower maintained with the Applicable Agent (i) in New York City, in the case of Loans denominated in U.S. Dollars and (ii) in Toronto, in the case of Loans denominated in Canadian Dollars or B/As, and designated by such Borrower in the applicable Borrowing Request, provided that ABR U.S. Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the U.S. Administrative Agent to the applicable Issuing Bank.

(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing or acceptance and purchase of B/As that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees), the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees) available to the Applicable Agent, then such Lender and such Borrower severally agree to pay to the Applicable Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, the greater of (x)(A) the Federal Funds Effective Rate, in the case of Loans denominated in U.S. Dollars and (B) the rate determined by the Canadian Administrative Agent to be the cost to it of funding such amount, in the case of Loans denominated in Canadian Dollars, and (y) a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of a Borrower, the interest rate applicable to such Borrowing or the applicable Discount Rate, as the case may be. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing or such Lender’s purchase of B/As.

SECTION 2.07 Bankers’ Acceptances.

(a) Each acceptance and purchase of B/As of a single Contract Period pursuant to Section 2.01(b) or Section 2.08 shall be made ratably by the Canadian Lenders in accordance with the amounts of their Canadian Commitments. The failure of any Canadian Lender to accept any B/A required to be accepted by it shall not relieve any other Canadian Lender of its obligations hereunder; provided that the Canadian Commitments are several and no Canadian Lender shall be responsible for any other Canadian Lender’s failure to accept B/As as required.

(b) The B/As of a single Contract Period accepted and purchased on any date shall be in an aggregate amount that is at least equal to the Borrowing Minimum and is an integral multiple of the Borrowing Multiple. If any Canadian Lender’s ratable share of the B/As of any Contract Period to be accepted on any date would not be an integral multiple of Cdn.$100,000, the face amount of the B/As accepted by such Lender may be increased or reduced to the nearest integral multiple of Cdn.$100,000 by the Canadian Administrative Agent in its sole discretion. B/As of more than one Contract Period, but not more than 10 Contract Periods, may be outstanding at the same time.

(c) To request an acceptance and purchase of B/As, the Canadian Borrower shall notify the Canadian Administrative Agent of such request by telephone or by telecopy not later than 10:00 a.m., Local Time, one Business Day before the date of such acceptance and purchase. Each such request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Canadian Administrative Agent of a written request substantially in the form of Exhibit F (a “B/A Request”) or in such other form reasonably acceptable to the Canadian Administrative Agent and signed by the Canadian Borrower. Each such telephonic notice and written B/A Request shall specify the following information:

(i) the aggregate face amount of the B/As to be accepted and purchased;

(ii) the date of such acceptance and purchase, which shall be a Business Day;

(iii) the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period” (and which shall in no event end after the Maturity Date); and

(iv) the location and number of the Canadian Borrower’s account to which the applicable Discount Proceeds (net of applicable acceptance fees) are to be disbursed, which shall comply with the requirements of Section 2.06. If no Contract Period is specified with respect to any requested acceptance and purchase of B/As, then the Canadian Borrower shall be deemed to have selected a Contract Period of 30 days’ duration.

Promptly following receipt of a B/A Request in accordance with this paragraph, the Canadian Administrative Agent shall advise each Canadian Lender of the details thereof and of the amount of B/As to be accepted and purchased by such Lender.

(d) The Canadian Borrower hereby appoints each Canadian Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, as and when deemed necessary by such Lender, blank forms of B/As, each such Lender hereby agreeing that it will not sign or endorse B/As in excess of those required in connection with B/A Drawings that have been requested by the Canadian Borrower hereunder. It shall be the responsibility of each Canadian Lender to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. The Canadian Borrower recognizes and agrees that all B/As signed and/or endorsed on its behalf by any Canadian Lender shall bind the Canadian Borrower as fully and effectually as if manually signed and duly issued by authorized officers of the Canadian Borrower. Each Canadian Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate face amount thereof is equal to the aggregate face amount of B/As required to be accepted by such Lender. No Canadian Lender shall be liable for any damage, loss or claim arising by reason of any loss or improper use of any such instrument unless such loss or improper use results from the bad faith, gross negligence or willful misconduct of such Lender. Each Canadian Lender shall maintain a record with respect to B/As (i) received by it from the Canadian Administrative Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) canceled at their respective maturities. Each Canadian Lender further agrees to retain such records in the manner and for the periods provided in applicable provincial or federal statutes and regulations of Canada and to provide such records to the Canadian Borrower upon its request and at its expense. Upon request by the Canadian Borrower, a Canadian Lender shall cancel all forms of B/A that have been pre-signed or pre-endorsed on behalf of the Canadian Borrower and that are held by such Canadian Lender and are not required to be issued pursuant to this Agreement.

(e) Drafts of the Canadian Borrower to be accepted as B/As hereunder shall be signed as set forth in paragraph (d) above. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Canadian Lenders or Canadian Borrower at the date of issuance of such B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed and properly completed shall be binding on the Canadian Borrower.

(f) Upon acceptance of a B/A by a Canadian Lender, such Lender shall purchase such B/A from the Canadian Borrower at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Canadian Administrative Agent the Discount Proceeds for the account of such Canadian Borrower as provided in Section 2.06. The acceptance fee payable by the Canadian Borrower to a Canadian Lender under Section 2.12 in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this paragraph. Notwithstanding the foregoing, in the case of any B/A Drawing resulting from the conversion or continuation of a B/A Drawing or Canadian Revolving Loan pursuant to Section 2.08, the net amount that would otherwise be payable to the Canadian Borrower by each Canadian Lender pursuant to this paragraph will be applied as provided in Section 2.08(f).

(g) Each Canadian Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/A’s accepted and purchased by it.

(h) Each B/A accepted and purchased hereunder shall mature at the end of the Contract Period applicable thereto.

(i) The Canadian Borrower waives presentment for payment and any other defense to payment of any amounts due to a Canadian Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement which might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right and the Canadian Borrower agrees not to claim any days of grace if such Lender as holder sues the Canadian Borrower on the B/A for payment of the amounts payable by the Canadian Borrower thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required pursuant to the provisions of this Agreement, the Canadian Borrower shall pay the Canadian Lender that has accepted and purchased such B/A the full face amount of such B/A, and after such payment the Canadian Borrower shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.

(j) At the option of the Canadian Borrower and any Canadian Lender, B/As under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada) or bills of exchange pursuant to the Bills of Exchange Act (Canada). All depository bills so issued and bills of exchange shall be governed by the provisions of this Section 2.07.

(k) If a Canadian Lender is not a bank under the Bank Act (Canada) or if a Canadian Lender notifies the Canadian Administrative Agent in writing that it is otherwise unable to accept B/As, such Lender will, instead of accepting and purchasing B/As, make a Loan (a “B/A Equivalent Loan”) to the Canadian Borrower in the amount and for the same term as each draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Canadian Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the Canadian Borrower in the same manner as such Lender would have provided the Discount Proceeds in respect of the draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such B/A Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an acceptance fee) and purchased (at the applicable Discount Rate) a B/A for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Canadian Lenders and the Canadian Borrower as the B/A that such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same amount and manner in which the deduction based on the Discount Rate and the applicable acceptance fee of a B/A would be deducted from the face amount of the B/A. Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the Canadian Borrower shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.

(l) Notwithstanding any provision hereof but subject to Section 2.11(b), the Canadian Borrower may not prepay any B/A Drawing other than on the last day of its Contract Period.

(m) For greater certainty, all provisions of this Agreement which are applicable to B/As shall also be applicable, mutatis mutandis, to B/A Equivalent Loans.

SECTION 2.08 Interest Elections and Contract Periods.

(a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Each B/A Drawing shall have a Contract Period as specified in the applicable B/A Request therefor. Thereafter, the applicable Borrower may elect to convert such Borrowing or B/A Drawing to a different Type or to continue such Borrowing or B/A Drawing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section, it being understood that no B/A Drawing may be converted or continued other than at the end of the Contract Period applicable thereto. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing or B/A Drawing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing or accepting the B/As comprising such B/A Drawing, as the case may be, and any Loans or B/As resulting from an election made with respect to any such portion shall be considered a separate Borrowing or B/A Drawing. Notwithstanding any other provision of this Section, no Borrowing or B/A Drawing may be converted into or continued as a Borrowing or B/A Drawing with an Interest Period or Contract Period ending after the Maturity Date. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Applicable Agent of such election by telephone (i) in the case of an election that would result in a Borrowing, by the time and date that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election, and (ii) in the case of an election that would result in a B/A Drawing or the continuation of a B/A Drawing, by the time and date that a B/A Request would be required under Section 2.07 if such Borrower were requesting an acceptance and purchase of B/As to be made on the effective date of such election. Each such telephonic notice shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written notice substantially in the form of Exhibit G (an “Interest Election Request”) or in such other form reasonably acceptable to the Applicable Agent and, in each case, signed by the applicable Borrower. Notwithstanding any other provision of this Section, (i) neither Borrower shall be permitted to change the Borrower or currency of any Borrowing, and (ii) each conversion or continuation of a Borrowing shall comply with the applicable provisions of Section 2.02.

(c) Each telephonic notice and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing or B/A Drawing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing or B/A Drawing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing or B/A Drawing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Eurodollar Borrowing, a Canadian Alternate Base Rate Borrowing or a B/A Drawing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”, and in the case of an election of a B/A Drawing, the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”.

If any such Interest Election Request requests a Eurodollar Borrowing or a B/A Drawing but does not specify an Interest Period or Contract Period, then the applicable Borrower shall be deemed to have selected an Interest Period or Contract Period of one month’s or 30 days’ duration, as applicable.

(d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each participating Lender of the details thereof and of such Lender’s portion of each resulting Borrowing or B/A Drawing.

(e) If the relevant Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing or B/A Drawing prior to the end of the Interest Period or Contract Period applicable thereto, then, unless such Borrowing or B/A Drawing is repaid as provided herein, at the end of such Interest Period or Contract Period, such Borrowing or B/A Drawing shall (i) in the case of a Borrowing denominated in U.S. Dollars, the relevant Borrower shall be deemed to have elected an Interest Period of one month and (ii) in the case of a Borrowing or B/A Drawing denominated in Canadian Dollars, be converted to a Canadian Alternate Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the U.S. Administrative Agent, at the request of the Required Lenders, so notifies the Company, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in U.S. Dollars may be converted to or continued as a Eurodollar Borrowing, (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto, (iii) no outstanding Borrowing denominated in Canadian Dollars may be converted to or continued as a B/A Drawing and (iv) unless repaid, each B/A Drawing shall be converted to a Canadian Alternate Base Rate Borrowing at the end of the applicable Contract Period thereto.

(f) Upon the conversion of any Canadian Borrowing (or portion thereof), or the continuation of any B/A Drawing (or portion thereof), to or as a B/A Drawing, the net amount that would otherwise be payable to the Canadian Borrower by each Canadian Lender pursuant to Section 2.07(f) in respect of such new B/A Drawing shall be applied against the principal of the Canadian Revolving Loan made by such Canadian Lender as part of such Canadian Revolving Borrowing (in the case of a conversion), or the reimbursement obligation owed to such Canadian Lender under Section 2.07(i) in respect of the B/As accepted by such Lender as part of such maturing B/A Drawing (in the case of a continuation), and such Borrower shall pay to such Lender an amount equal to the difference between the principal amount of such Canadian Revolving Loan or the aggregate face amount of such maturing B/As, as the case may be, and such net amount.

SECTION 2.09 Termination and Reduction of Commitments.

(a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments of either Class; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of US$5,000,000 and not less than US$20,000,000, or the entire amount of the Commitments of such Class, (ii) the Company shall not terminate or reduce the U.S. Commitments if, after giving effect to any concurrent prepayment of the U.S. Revolving Loans in accordance with Section 2.11, the total U.S. Revolving Credit Exposures would exceed the total U.S. Commitments, and (iii) the Company shall not terminate or reduce the Canadian Commitments if, after giving effect to any concurrent prepayment of the Canadian Revolving Loans in accordance with Section 2.11, the total Canadian Revolving Credit Exposures would exceed the total Canadian Commitments.

(c) The Company shall notify the U.S. Administrative Agent of any election to terminate or reduce the Commitments of either Class under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the U.S. Administrative Agent shall advise the Canadian Administrative Agent and the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Company may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Company (by notice to the U.S. Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of either Class shall be permanent, subject, however, to the Company’s right to increase the Commitments pursuant to Section 2.20. Each reduction of the Commitments shall be made ratably among the applicable Lenders in accordance with their respective Commitments of such Class.

SECTION 2.10 Repayment of Loans and B/As; Evidence of Debt.

(a) Each Borrower hereby unconditionally promises to pay on the Maturity Date, to the Applicable Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made by such Lender to such Borrower (it being understood and agreed by the parties that Loans and Letters of Credit made or issued to the Company shall not be repaid by the Canadian Borrower). The Canadian Borrower hereby unconditionally promises to pay on the Maturity Date, to the Canadian Administrative Agent for the account of each Lender, the face amount of each B/A, if any, accepted by such Lender as provided in Section 2.07. The Company hereby unconditionally promises to pay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the 15th day after such Swingline Loan is made; provided that on each date that a U.S. Revolving Borrowing is made, the Company shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made or B/A accepted by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The U.S. Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period, if any, applicable thereto, and the amount of each B/A and the Contract Period applicable thereto, (ii) the amount of any principal, interest or other amount in respect of any B/A due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Agents hereunder for the account of the Lenders and each Lender’s share thereof. The Canadian Administrative Agent shall promptly provide the U.S. Administrative Agent with all information needed to maintain such accounts in respect of the Loans or B/A Drawings administered by such Agent.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of either Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the U.S. Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11 Prepayment of Loans.

(a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section; provided, however, that no payments made by the Canadian Borrower shall be allocated to the repayment of any obligation of the Company.

(b) If on any Reset Date, the total Canadian Revolving Credit Exposures exceed 105% of the total Canadian Commitments, then one or both of the Borrowers shall, within five Business Days after receiving notice thereof from the Canadian Administrative Agent, prepay one or more of their respective Canadian Borrowings in an aggregate amount sufficient to reduce the total Canadian Revolving Credit Exposures to an amount that does not exceed the total Canadian Commitments; provided, however, that neither Borrower shall be obligated to prepay any B/A in order to comply with the terms of this Section 2.11(b); provided, further, that should a prepayment of all outstanding Canadian Borrowings be insufficient to reduce the Canadian Revolving Credit Exposures below 105% of the total Canadian Commitments, the Canadian Borrower shall provide cash collateral to the Canadian Administrative Agent in an amount sufficient to secure the outstanding B/As to the extent necessary to comply with this paragraph (b) (and such collateral will be held by the Canadian Administrative Agent and applied to pay B/As as and when due). If the Canadian Borrower is required to provide an amount of cash collateral hereunder, such amount (to the extent not applied as aforesaid) shall be returned to the Canadian Borrower within five Business Days after such excess has been repaid or otherwise satisfied.

(c) The applicable Borrower shall notify the Applicable Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR U.S. Revolving Borrowing or a Canadian

Alternate Base Rate Borrowing, not later than 11:00 a.m., Local Time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof, to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.10, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Applicable Agent shall advise the relevant Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

SECTION 2.12 Fees. (a) Subject to Section 2.22, the Company agrees to pay to the U.S. Administrative Agent, in U.S. Dollars, for the account of each applicable Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the U.S. Commitment of such Lender (whether used or unused) and, subject to Section 2.22, the Canadian Borrower agrees to pay to the Canadian Administrative Agent, in U.S. Dollars, for the account of each applicable Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Canadian Commitment of such Lender (whether used or unused), in each case such fee shall accrue during the period from and including the date hereof to but excluding the date on which such Commitment terminates; provided that, if any such Lender continues to have any Class of Revolving Credit Exposure after its Commitment of such Class terminates in full, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure of such Class from and including the date on which its Commitment of such Class terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure of such Class. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and, with respect to Commitments of either Class, on the date on which the Commitments of such Class terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing with respect to a Class of Revolving Credit Exposure, after the date on which the Commitments of such Class terminate in full, shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Canadian Borrower agrees to pay to the Canadian Administrative Agent, for the account of each Canadian Lender, on each date on which B/As drawn by the Canadian Borrower are accepted hereunder, in Canadian Dollars, an acceptance fee equal to (i) the product of the Applicable Rate and the face amount of each B/A accepted by such Lender multiplied by (ii) a fraction, the numerator of which is the number of days in the Contract Period applicable to such B/A and the denominator of which is 365.

(c) The Company agrees to pay (i) to the U.S. Administrative Agent for the account of each U.S. Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to

Eurodollar Revolving Loans on the average daily amount of such U.S. Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such U.S. Lender’s U.S. Commitment terminates and the date on which such U.S. Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee equal to 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the U.S. Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the U.S. Commitments terminate and any such fees accruing after the date on which the U.S. Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Company agrees to pay to the U.S. Administrative Agent, for its own account fees payable in the amounts and at the times separately agreed upon between the Company and the U.S. Administrative Agent.

(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the U.S. Administrative Agent (or (i) to the Canadian Administrative Agent, in the case of fees payable under paragraph (b) above or (ii) to each Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees, participation fees and utilization fees, to the relevant Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13 Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate. The Loans comprising each Canadian Alternate Base Rate Borrowing shall bear interest at the Canadian Alternate Base Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by either Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, (ii) in the case of any other amount payable in Canadian Dollars, 2% plus the rate applicable to Canadian Alternate Base Rate Loans as provided in paragraph (a) of this Section or (iii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans of either Class, upon termination of the Commitments of such Class; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR U.S. Revolving Loan or Canadian Alternate Base Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest computed by reference to the Canadian Alternate Base Rate or to the Alternate Base Rate at times when the Alternate Base Rate is based on the U.S. Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Canadian Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Applicable Agent, and such determination shall be conclusive absent manifest error.

(f) Whenever interest is calculated on the basis of a year of 360 or 365 days, for the purposes of the Interest Act (Canada), the yearly rate of interest which is equivalent to the rate payable hereunder is the rate payable multiplied by the actual number of days in the year and divided by 360 or 365, as the case may be. All interest will be calculated using the nominal rate method and not the effective rate method and the deemed reinvestment principle shall not apply to such calculations.

SECTION 2.14 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the U.S. Administrative Agent determines (which determination shall be made in good faith and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the U.S. Administrative Agent is advised by a majority in interest of the Lenders of the Class participating in such Borrowing that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the U.S. Administrative Agent shall give notice thereof to the Company, the Lenders and the Canadian Administrative Agent, if applicable, by telephone or telecopy as promptly as practicable thereafter and, until the U.S. Administrative Agent notifies the Company, the Lenders and the Canadian Administrative Agent, if applicable, that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any

Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective, and such Borrowing shall be converted to or continued on the last day of the Interest Period applicable thereto as an ABR Borrowing and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type or Class of Borrowings, then the other Type or Class of Borrowings shall be permitted.

SECTION 2.15 Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participations in, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (d) through (g) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan or of obtaining funds for the purchase of B/As (or of maintaining its obligation to make any such Loan or to accept and purchase B/As) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then the Company will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Company will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company, as the case may be, for any such reduction actually suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Company and shall be conclusive absent manifest error. The Company shall pay or cause the Canadian Borrower to pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 60 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 60-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan or to issue B/As for acceptance and purchase on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(c) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan or the right to receive payment in respect of a B/A other than on the last day of the Interest Period or Contract Period, as the case may be, applicable thereto as a result of a request by the Company pursuant to Section 2.19 or the CAM Exchange, then, in any such event, the applicable Borrower shall compensate each affected Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts shall have been determined shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

SECTION 2.17 Taxes.

(a) Any and all payments by or on account of any obligation of either Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if either Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Applicable Agent, each affected Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay or remit the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) In addition, the applicable Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) The relevant Borrower shall indemnify each Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of either Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or an Issuing Bank, or by an Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the relevant Borrower to a Governmental Authority, such Borrower shall deliver to the U.S. Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the U.S. Administrative Agent.

(e)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall deliver to the relevant Borrower and the Applicable Agent, at the time such Person becomes a party to this Agreement and at such time or times reasonably requested by the relevant Borrower and the Applicable Agent, such properly completed and executed documentation prescribed by applicable Law or reasonably requested by the relevant Borrower or the Applicable Agent as will permit such payments to be made without withholdings or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by a Borrower or an Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by such Borrower or Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Company and the U.S. Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the U.S. Administrative Agent), executed originals of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the U.S. Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the U.S. Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under this Agreement, executed originals of IRS Form W-8BEN (or successor forms) establishing an exemption from, or reduction or, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN (or successor forms) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI (or successor forms);

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that (A) such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of either Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (B) the interest payments in question are not effectively connected with a U.S. trade or business conducted by such Foreign Lender (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), executed originals of IRS Form W-8IMY (or successor forms), accompanied by a Form W-8ECI (or successor forms), W-8BEN (or successor forms), U.S. Tax Compliance Certificate, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such beneficial owner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to each Borrower and the Applicable Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such foreign Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Company or the U.S. Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the U.S. Administrative Agent to determine the withholding or deduction required to be made; and

(D) If a payment made to a Lender under this Agreement would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the U.S. Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Company or the U.S. Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the U.S. Administrative Agent as may be necessary for the Company and the U.S. Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the U.S. Administrative Agent in writing of its legal inability to do so.

(f) If an Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or other amounts as to which it has been indemnified by either Borrower or with respect to which either Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Company (but only to the extent of indemnity payments made, or additional amounts paid, by either Borrower under this Section 2.17 with respect to the Taxes or other amounts giving rise to such refund), net of all out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Company, upon the request of such Agent or Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Agent or such Lender in the event that such Agent or Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to either Borrower or any other Person.

(g) For purposes of this Section 2.17, references to a Lender shall include any Agent, any Issuing Bank and any Participant.

SECTION 2.18 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent at such account as the Applicable Agent shall from time to time specify in a notice delivered to the applicable Borrower, except payments to be made directly to an Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 10.03 shall be made directly to the Persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Canadian Loan denominated in Canadian Dollars or amounts owing in respect of any B/A Drawing (or of any breakage indemnity or utilization fees in respect of any such Loan or B/A Drawing) shall be made in Canadian Dollars; all other payments hereunder shall be made in U.S. Dollars, except as otherwise expressly provided.

(b) If at any time insufficient funds are received by and available to any Agent from either Borrower to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder by such Borrower, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, amount owing in respect of any B/A Drawings or participations in LC Disbursements and Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, amounts owing in respect of any B/A Drawings or participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, amounts owing in respect of any B/A Drawing or participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, amounts owing in respect of any B/A Drawings and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by either Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d) Unless the Applicable Agent shall have received notice from the relevant Borrower prior to the date on which any payment is due to such Agent for the account of the Lenders or applicable Class thereof or an Issuing Bank hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the applicable Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Applicable Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in U.S. Dollars) or (ii) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of an amount denominated in Canadian Dollars).

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b) or 2.18(d), then the Applicable Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Applicable Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19 Mitigation Obligations Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Company hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) either Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender is a Defaulting Lender or (iv) any Lender is a Non-Consenting Lender under Section 2.21, then the Company may, at its sole expense and effort, upon notice to such Lender and the U.S. Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Company shall have received the prior written consent of the U.S. Administrative Agent (and if a Commitment is being assigned, each Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the applicable Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.20 Increase in Commitments.

(a) The Company may, on behalf of itself or the Canadian Borrower, from time to time by written notice to the U.S. Administrative Agent (which shall promptly deliver a copy to each of the Lenders and the Canadian Administrative Agent), request that the U.S. Commitments and/or the Canadian Commitments be increased by an amount not less than US$10,000,000 for any such increase; provided that after giving effect to all such increases the sum of the total Commitments shall not exceed US$2,000,000,000 minus any amount by which the Commitments shall have been reduced pursuant to Section 2.09. Such notice shall set forth (i) whether such increase in Commitments shall apply to the U.S. Commitments or Canadian Commitments, (ii) the amount of the requested increase in such Commitments, (iii) the date on which such increase is requested to become effective (which shall be not less than 10 Business

Days or more than 60 days after the date of such notice), and shall offer each U.S. Lender (in the case of a requested increase in U.S. Commitments) or Canadian Lender (in the case of a requested increase in Canadian Commitments) the opportunity to increase its Commitment of the applicable Class, by its Applicable Percentage of the proposed increased amount. Each such Lender shall, by notice to the Company and the U.S. Administrative Agent given not more than 10 days after the date of the Company’s notice, either agree to increase its applicable Commitment, by all or a portion of the offered amount (each Lender so agreeing being an “Increasing Lender”) or decline to increase its applicable Commitment (and any such Lender that does not deliver such a notice within such period of 10 days shall be deemed to have declined to increase its applicable Commitment) (each such Lender so declining or deemed to have declined being a “Non-Increasing Lender”). In the event that, on the 10th day after the Company shall have delivered a notice pursuant to the first sentence of this paragraph, the applicable Lenders shall have declined the requested increase or agreed pursuant to the preceding sentence to increase their applicable Commitments by an aggregate amount less than the increase in the total Commitments of the applicable Class requested by the Company, the Company may arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Augmenting Lender”), which may include any Lender, to extend Commitments of the applicable Class or increase their existing Commitments of the applicable Class in an aggregate amount equal to the unsubscribed amount; provided that each Augmenting Lender, if not already a Lender hereunder, shall be subject to the approval of the U.S. Administrative Agent, the Swingline Lender and each Issuing Bank (which approval shall not be unreasonably withheld) and the Company and each Augmenting Lender shall execute all such documentation as the U.S. Administrative Agent shall reasonably specify to evidence its Commitment and/or its status as a Lender hereunder. Any increase in the total Commitments may be made in an amount which is less than the increase requested by the Company if the Company is unable to arrange for, or chooses not to arrange for, Augmenting Lenders.

(b) On the effective date (the “Increase Effective Date”) of any increase in the total Commitments of either Class pursuant to this Section 2.20 (the “Commitment Increase”), (i) the aggregate principal amount of the Loans of the same Class outstanding (the “Initial Loans”) immediately prior to giving effect to the Commitment Increase on the Increase Effective Date shall be deemed to be paid, (ii) each Increasing Lender and each Augmenting Lender that shall have been a Lender prior to the Commitment Increase shall pay to the Applicable Agent in same day funds an amount equal to the difference between (A) the product of (1) such Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings (as hereinafter defined) and (B) the product of (1) such Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of the Initial Loans, (iii) each Augmenting Lender that shall not have been a Lender prior to the Commitment Increase shall pay to the Applicable Agent in same day funds an amount equal to the product of (1) such Augmenting Lender’s Applicable Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings, and (iv) after the Applicable Agent receives the funds specified in clauses (ii) and (iii) above, the Applicable Agent shall pay to each Non-Increasing Lender the portion of such funds that is equal to the difference between (A) the product of (1) such Non-Increasing Lender’s Applicable Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of the Initial Loans and (B) the product of (1) such Non- Increasing Lender’s Applicable Percentage (calculated after giving effect to such

Commitment Increase) multiplied by (2) the amount of the Subsequent Borrowings, (v) after the effectiveness of the Commitment Increase, the applicable Borrower or Borrowers shall be deemed to have made new Borrowings (the “Subsequent Borrowings”) in an aggregate principal amount equal to the aggregate principal amount of its or their Initial Loans and of the types and for the Interest Periods specified in a Borrowing Request delivered to the Applicable Agent in accordance with Section 2.03, (vi) each Non-Increasing Lender, each Increasing Lender and each Augmenting Lender shall be deemed to hold its Applicable Percentage of each Subsequent Borrowing (each calculated after giving effect to the Commitment Increase) and (vii) the applicable Borrower or Borrowers shall pay each Increasing Lender and each Non-Increasing Lender any and all accrued but unpaid interest on its or their Initial Loans. The deemed payments made pursuant to clause (i) above in respect of each Eurodollar Loan shall be subject to the provisions of Section 2.16 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto and breakage costs result.

(c) Increases and new Commitments of either Class created pursuant to this Section 2.20 shall become effective on the date specified in the notice delivered by the Company pursuant to the first sentence of paragraph (a) above.

(d) Notwithstanding the foregoing, no increase in the total Commitments of a Class (or in the Commitment of any Lender) or addition of a new Lender shall become effective under this Section unless, (i) on the date of such increase, (A) the representations and warranties set forth in this Agreement shall be true and correct in all material respects (without duplication of any materiality qualifier) on and as of such date (unless expressly made as of another date, in which case such representations and warranties shall be true and correct in all material respects (without duplication of any materiality qualifier)on and as of such other date) and (B) on such date and immediately after giving effect to such increase, no Default or Event of Default shall have occurred and be continuing and the U.S. Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer, and (ii) the U.S. Administrative Agent shall have received (with sufficient copies for each of the Lenders) documents consistent with those delivered on the Effective Date under clauses (b) and (c) of Section 4.01 as to the corporate power and authority of the applicable Borrower or Borrowers to borrow hereunder after giving effect to such increase (or, if such documents delivered on the Effective Date already contemplate an increase in an amount at least equal to the amount of such increase, stating that such documents remain in full force and effect on the date of such increase and have not in anywise been annulled, modified, rescinded or revoked).

SECTION 2.21 Extension of Maturity Date.

(a) The Company may by written notice (an “Extension Notice”) delivered to the U.S. Administrative Agent not less than 30 days and not more than 90 days prior to an anniversary of the Effective Date request an extension of the Maturity Date to a date no later than the first anniversary of the Existing Maturity Date (as defined below) as specified in such Extension Notice (an “Extension”), provided that (i) no Default shall have occurred and be continuing on the date of the Extension Notice or the Existing Maturity Date, (ii) the representations and warranties set forth in Article III shall be true and correct in all material respects as if made on the date of such Extension Notice and the Existing Maturity Date, and (iii) the U.S. Administrative Agent shall have received a certificate, dated the Existing Maturity Date and signed by the Chief Executive Officer, President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions precedent set forth in clauses (i) and (ii) of this paragraph (a).

(b) The effectiveness of any Extension shall require the prior written consent of not less than the Required Lenders. The U.S. Administrative Agent shall promptly furnish a copy of the Extension Notice to each Lender, and shall request that each Lender either agree to such extension or not agree thereto within 20 days of delivery to such Lender of the Extension Notice; provided that any Lender that does not advise the U.S. Administrative Agent by the 20th day after the date of the Extension Letter shall be deemed to be a Non-Consenting Lender as defined below. The decision to agree or withhold agreement to any Extension hereunder shall be at the sole discretion of each Lender. If Lenders constituting not less than the Required Lenders shall have agreed to extend the Maturity Date on or before the 20th day after the date of the Extension Notice, then the Maturity Date applicable to the Lenders that shall so have agreed shall be the first anniversary of the Existing Maturity Date. The Commitment of any Lender that has declined to agree to any requested Extension (a “Non-Consenting Lender”) shall terminate on the Maturity Date in effect prior to giving effect to any such Extension (the “Existing Maturity Date”), and the principal amount of any outstanding Loans made by such Lender, together with any accrued interest thereon, and any accrued fees and other amounts payable to or for the account of such Lender hereunder, shall be due and payable on the Existing Maturity Date and such Lender shall be released from its participation in such Letter of Credit effective on the Existing Maturity Date. Notwithstanding the foregoing provisions of this paragraph, (i) the Company shall have the right, pursuant to Section 2.19(b), to replace a Non-Consenting Lender with a Lender or other financial institution that will agree to an Extension and (ii) the Company shall have the right, any time prior to the Existing Maturity Date, to withdraw its request for an extension of the Maturity Date by written notice to the U.S. Administrative Agent, in which case the Commitments of all the Lenders will terminate on the Existing Maturity Date.

SECTION 2.22 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Company shall within one Business Day following notice by the U.S. Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of each Issuing Bank only the Company’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j);

(iii) if the Company cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Company shall not be required to pay any fees to or for the benefit of such Defaulting Lender pursuant to Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and Section 2.12(c) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the applicable Issuing Bank or any other Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(c) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized;

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Company in accordance with Section 2.22(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein); and

(e) any payment of principal, interest, fees or other amounts received by either Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by either Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by such Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agents hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Banks or Swingline Lender hereunder; third, to be held as cash collateral for such Defaulting Lender’s LC Exposure other than any portion of such LC Exposure that has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Applicable Agent; fifth, if so determined by the U.S. Administrative Agent and the Company, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swingline Loan; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Company as a result of any judgment of a court of competent jurisdiction obtained by the Company against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Disbursements and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.22(c)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.22(e) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the Effective Date and for so long as such event shall continue or (ii) the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the applicable Issuing Bank, as the case may be, shall have entered into arrangements with the Company or such Lender, satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each Agent, the Company, the Swingline Lender and each Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants to the Lenders that:

SECTION 3.01 Organization Powers. The Company, the Canadian Borrower and each Guarantor is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, has all requisite power and authority to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required and where the failure so to qualify (either individually or together with all other failures so to qualify) would have a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability. The Transactions are within each Borrower’s and each Guarantor’s corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been duly executed and delivered by each Borrower and Guarantor and constitutes a legal, valid and binding obligation of such Borrower and Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate (i) any applicable law or regulation or (ii) the charter, by-laws or other organizational documents of the Company or any of the Subsidiaries or (iii) any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other agreement or instrument binding upon the Company or any Subsidiary or its assets, or give rise to a right thereunder to require any payment to be made by the Company or any Subsidiary, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any Subsidiary, other than, in the case of clauses (b)(i), (b)(iii), (c) and (d), any such violations, conflicts, breaches or liens that individually or in the aggregate would not have a Material Adverse Effect.

SECTION 3.04 Financial Condition; No Material Adverse Change.

(a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and the related statements of consolidated results of operations, shareholders’ equity and cash flows as of and for the fiscal year ended July 2, 2011, reported on by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) Since July 2, 2011, there has been no material adverse change in the business, assets, operations, prospects or condition, financial or otherwise, of the Company and the Subsidiaries, taken as a whole, other than matters disclosed in the most recent 10-K or in any 10-Q or current report on Form 8-K filed with the SEC under the Exchange Act subsequent to July 2, 2011.

SECTION 3.05 Properties.

(a) Each of the Company and each Subsidiary has good title to, or valid leasehold interests in, all its real and personal property necessary to the operation of the business of the Company and its Subsidiaries taken as a whole, except for defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Company and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to the operation of the business of the Company and its Subsidiaries taken as a whole, and the use thereof by the Company and each such Subsidiary does not infringe upon the rights of any other Person, except for any such infringement that, individually or in the aggregate, would not have a Material Adverse Effect.

SECTION 3.06 Litigation and Environmental Matters.

(a) Except as disclosed in either the most recent 10-K or the most recent 10-Q filed by the Company, as of the Effective Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that question the validity or legality of this Agreement or the Transactions.

(b) As of the Effective Date, except with respect to any matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

SECTION 3.07 Subsidiaries. Set forth on Schedule 3.07 is a complete and accurate list (as of the Effective Date) of all Subsidiaries showing (as to each such Subsidiary) the correct name thereof and the jurisdiction of its organization or formation. All the outstanding Equity Interests of each Subsidiary have been validly issued, are fully paid and nonassessable and, to the extent owned directly or indirectly by the Company, are so owned free and clear of all Liens other than Liens permitted by Section 6.01. The Canadian Borrower is a Wholly-Owned Subsidiary of the Company.

SECTION 3.08 Compliance with Laws and Agreements. Each of the Company and each Subsidiary is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.09 Investment Company Status. Neither the Company nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.10 Taxes. Each of the Company and each Subsidiary has timely filed or caused to be filed all federal and material state, local and foreign Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes shown to be payable on such returns or on any assessments received by any of them, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves (to the extent required by GAAP), provided that all such Taxes that any Governmental Authority is seeking and entitled to collect under applicable law despite such contest, if any, have been paid or otherwise satisfied or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 ERISA. As of the Effective Date, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans by an amount that, if required to be paid by the Borrower, would reasonably be expected to result in a Material Adverse Effect.

ARTICLE IV

CONDITIONS

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and accept and purchase B/As and the obligation of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 10.02):

(a) The U.S. Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the U.S. Administrative Agent (which may include telecopy or email transmission of a signed signature page of this Agreement) that such party has signed and delivered a counterpart of this Agreement.

(b) The U.S. Administrative Agent shall have received favorable written opinions (addressed to the Agents and the Lenders and dated the Effective Date) of (i) Bracewell and Giuliani LLP, special U.S. counsel for the Company, (ii) Stikeman Elliott LLP, special Canadian counsel to the Canadian Borrower and (iii) Russell T. Libby, Secretary, Senior Vice President and General Counsel of the Company, collectively covering such matters as to Delaware, Canadian and New York law as the U.S. Administrative Agent may reasonably request and allocated between said counsel in such manner as may be reasonably satisfactory to the U.S. Administrative Agent. Each Borrower hereby requests each such counsel to deliver its or his respective opinion.

(c) The U.S. Administrative Agent shall have received such documents and certificates as the U.S. Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing, status or compliance (as applicable) of each Borrower, the authorization of the Transactions and any other legal matters relating to the Borrowers, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the U.S. Administrative Agent and its counsel.

(d) The U.S. Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced not less than two Business Days before the Effective Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid by the Company hereunder.

(e) The Commitments under the Existing Credit Agreement shall have been terminated and no loans or other liabilities shall be outstanding thereunder (other than those, if any, to be contemporaneously repaid on the Effective Date).

The U.S. Administrative Agent shall notify the Company and the Lenders of the Effective Date and such notice shall be conclusive and binding.

SECTION 4.02 Each Credit Event. The obligation of each Lender to make a Loan or accept and purchase B/As on the occasion of any Borrowing or B/A Drawing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Section 3.04(b), Section 3.06 and Section 3.11) shall be true and correct in all material respects (without duplication of any materiality qualifier) on and as of the date of such Borrowing or B/A Drawing or the date of such issuance, amendment, renewal or extension of such Letter of Credit, as applicable.

(b) At the time of and immediately after giving effect to such Borrowing or B/A Drawing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing, each B/A Drawing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

AFFIRMATIVE COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and each B/A and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements; Ratings Change and Other Information. The Company will furnish to the U.S. Administrative Agent:

(a) within 30 days after the date in each fiscal year on which the Company is required to file its Annual Report on Form 10-K with the Securities and Exchange Commission (after giving effect to any extensions obtained by the Company), (i) such Annual Report on Form 10-K of the Company, and (ii) its audited consolidated balance sheet and the related consolidated statements of results of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all audited on by Ernst & Young LLP or other independent public accountants of recognized national standing selected by the Company (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit); provided, however, that (x) the Company shall be deemed to have furnished said Annual Report on Form 10-K for purposes of clause (i) if it shall have timely made the same available on “EDGAR”, its website on the Internet (as of the Effective Date located at www.sysco.com) and/or another relevant website accessible by the Lenders without charge and (y) if said Annual Report on Form 10-K contains such consolidated balance sheet and such consolidated statements of results of operations, shareholders’ equity and cash flows, and the report of such independent public accountants (without qualification or exception, and to the effect, as specified above), the Company shall not be required to comply with clause (ii);

(b) within 30 days after each date in each fiscal year on which the Company is required to file a Quarterly Report on Form 10-Q with the Securities and Exchange Commission (after giving effect to any extensions obtained by the Company), (i) such Quarterly Report on Form 10-Q of the Company, and (ii) its consolidated balance sheet and related consolidated statements of results of operations and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting in all material respects the financial condition and results of operations of the Company and the Subsidiaries on a Consolidated basis, subject to normal year-end audit adjustments and the absence of footnotes; provided, however, that (x) the Company shall be deemed to have furnished said Quarterly Report on Form 10-Q for purposes of clause (i) if it shall have timely made the same available on “EDGAR”, its website on the Internet (as of the Effective Date located at www.sysco.com) and/or another relevant website accessible by the Lenders without charge, and (y) if said Quarterly Report on Form 10-Q contains such consolidated balance sheet and consolidated statements of results of operations and cash flows, the Company shall not be required to comply with clause (ii);

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and is continuing and, if a Default has occurred and is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.03 and (iii) stating whether any change in GAAP or in the application thereof that is known to such Financial Officer has occurred since the date of the audited financial statements referred to in Section 3.04 that affects in any material respect the calculations required for determining compliance with Section 6.03 (as compared to determining compliance without giving effect to such change) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(d) promptly after filing thereof, notice to the U.S. Administrative Agent of the filing of all periodic and other reports, proxy statements and other materials required to be filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be, except that the Company shall not be required to provide notice of any such filing that is not material (and in furtherance of the foregoing, the Company will give to the U.S. Administrative Agent prompt written notice of any change at any time or from time to time of the location of the Company’s website on the Internet); provided, however, the Company shall be deemed to have furnished such notice upon such filings becoming publicly available (whether on “EDGAR” or the Company’s website on the Internet);

(e) promptly after S&P or Moody’s shall have announced a downgrade in the rating established or deemed to have been established for the Index Debt, written notice of such rating downgrade;

(f) promptly following the request therefor, all documentation and other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Company or any Subsidiary, or compliance with the terms of this Agreement, as the U.S. Administrative Agent or any Lender (through the U.S. Administrative Agent) may reasonably request.

SECTION 5.02 Notices of Material Events. The Company will furnish to the U.S. Administrative Agent prompt written notice of the following:

(a) the occurrence of any continuing Default within ten (10) Business Days of actual knowledge thereof by a Financial Officer;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect; and

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03 Existence; Conduct of Business. The Company will, and will cause the Canadian Borrower and each Guarantor to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that (a) the foregoing shall not prohibit any merger, amalgamation or consolidation permitted under Section 6.04 and (b) the Company shall not be required to preserve the corporate existence of any Guarantor or, upon the termination of the Canadian Commitments and payment in full of all outstanding Canadian Revolving Loans and B/As and all other Obligations of the Canadian Borrower then due and payable, the Canadian Borrower or any right or franchise if the Company determines that the preservation thereof is no longer desirable in the conduct of the business of the Company or such Subsidiary.

SECTION 5.04 Payment of Obligations. The Company will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities, that if not paid, would result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05 Maintenance of Properties; Insurance. The Company will, and will cause each Subsidiary to, (a) keep and maintain all property of the Company and its Subsidiaries taken as a whole in good working order and condition, ordinary wear and tear excepted except where the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and (b) maintain, with financially sound and reputable insurance companies or funds, or through appropriate self-insurance, as applicable, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06 Books and Records; Inspection Rights. The Company will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all material dealings and transactions in relation to its business and activities. During the continuation of a Default or Event of Default and subject to Section 10.12, the Company will permit any representatives designated by the U.S. Administrative Agent to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07 Compliance with Laws. The Company will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.08 Use of Proceeds. The proceeds of the Loans and the B/As and the Letters of Credit will be used only for general corporate purposes of the Company and the Subsidiaries, including Acquisitions. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.09 Guarantors.

(a) Subject to clauses (b) and (c), the Company at all times shall cause all of the Wholly-Owned Subsidiaries that are guarantors of the Senior Notes to be Guarantors.

(b) Within thirty (30) days after any Wholly-Owned Subsidiary becomes a guarantor of the Senior Notes, the Company shall cause such domestic Wholly-Owned Subsidiary to execute and deliver a Joinder to the U.S. Administrative Agent.

(c) If at any time (i) a Guarantor ceases to be a guarantor of the Senior Notes, (ii) a Guarantor is dissolved, sold, merged, amalgamated or otherwise disposed of in a manner permitted by this Agreement or (iii) the outstanding principal amount of the Senior Notes is equal to or less than $150,000,000, (A) such Guarantor (or in the case of clause (iii), all Guarantors) shall be automatically released from its obligations hereunder, without any need for any formal action by any Agent or Lender, and (B) the Company shall provide notice of any such event to the U.S. Administrative Agent. Upon the written request of the Company, the U.S. Administrative Agent shall execute any documents reasonably requested by the Company in order to acknowledge the release of such Guarantor from its obligations as a Guarantor.

ARTICLE VI

NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and each B/A and all fees payable hereunder have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements shall have been reimbursed, the Company covenants and agrees with the Lenders that:

SECTION 6.01 Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a) any Lien existing on the Effective Date that secures any obligation not in excess of $50,000,000 individually;

(b) Liens for taxes, assessments or governmental charges or levies to the extent not past due or the validity of which is being contested in good faith by proper proceedings and for which adequate reserves have been established;

(c) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s, landlord’s and other similar Liens arising in the ordinary course of business securing obligations which are not overdue by more than 30 days or the validity of which is being contested in good faith by proper proceedings and for which adequate reserves have been established;

(d) pledges or deposits to secure obligations under worker’s compensation laws or similar legislation or to secure public or statutory obligations of the Company or any Subsidiary;

(e) Liens upon, and defects of title to, real or personal property, including any attachment of such real or personal property or other legal process prior to adjudication of a dispute upon the merits and adverse judgment on appeal; provided (i) the validity thereof is being contested in good faith by proper proceedings, and adequate reserves have been established with respect thereto and (ii) levy and execution thereon has been stayed;

(f) Liens on real or personal property existing thereon at the time of acquisition thereof (including acquisition by merger or consolidation) and not incurred in contemplation thereof; provided, however, no such Lien shall extend to or cover any property other than the property being acquired;

(g) purchase money Liens on property hereafter acquired or constructed which are created prior to, at the time of, or within 180 days after such acquisition (or, in the case of property being constructed, the completion of such construction and commencement of full operation of such property, whichever is later) to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of all or any part of the property being acquired or constructed; provided, however, that in each case the Indebtedness secured by such Lien shall not exceed the lesser of the purchase or construction price of such property or the fair market value of such property and no such Lien shall extend to or cover any property other than the property being acquired or constructed;

(h) Liens on property of the Company or a Subsidiary in favor of the United States of America or any political subdivision thereof or in favor of any other country or political subdivision thereof to secure certain payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price (or, in the case of real property, the cost of construction) of the assets subject to such Liens, including, but not limited to, Liens incurred in connection with pollution control, industrial revenue or similar bond financing;

(i) Liens existing on the property of a business entity at the time such entity becomes a Subsidiary, or at the time substantially all of the assets of such entity are acquired or leased by the Company or a Subsidiary and not incurred in contemplation thereof; provided, however, no such Lien shall extend to or cover any property other than the property subject thereto immediately prior to such entity becoming a Subsidiary or the assets of the owner of such property being so acquired or leased;

(j) Liens on the property of a Subsidiary to secure Indebtedness owing to the Company or to one or more Wholly Owned Subsidiaries;

(k) pledges, deposits, performance bonds or similar Liens arising in the ordinary course of business in connection with bids, tenders, contracts and leases to which the Company or any Subsidiary is a party;

(l) Liens consisting of zoning restrictions, rights-of-way, servitudes, easements, servicing agreements, development agreements, site plan agreements or other restrictions on the use of real property, none of which materially impairs the operation by the Company and the Subsidiaries taken as a whole of their respective businesses and none of which is violated by existing or proposed structures or land use;

(m) Liens securing appeal bonds and other similar Liens, arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;

(n) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(o) Liens given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Company or any Subsidiary; provided that such Liens do not reduce the value of the assets or interfere in any material respect with the ordinary conduct of the business of the Company or any Subsidiary;

(p) the right reserved to or vested in any Governmental Authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit, to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(q) extensions, renewals or replacements in whole or in part of the Liens described in clauses (a), (d), (f), (g), (h), (i), (k), (m), (n), (o) and (p) of this Section 6.01 for the same or a lesser amount of Indebtedness; provided that no such Lien shall extend to or cover any property other than the property theretofore subject to the Lien being extended, renewed or replaced; and

(r) Liens not permitted by any of the foregoing clauses (a) - (q), inclusive, that secure obligations which do not in the aggregate at any time exceed 20% of consolidated Net Worth of the Company and its Subsidiaries.

SECTION 6.02 Sale and Leaseback Transactions. The Company will not effect, or permit any Subsidiary to effect, a Sale and Leaseback Transaction, unless immediately prior thereto, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

SECTION 6.03 Ratio of Indebtedness to Capitalization. The Company will not at any time permit the ratio of Consolidated Indebtedness to Capitalization to exceed 0.7 to 1.0.

SECTION 6.04 Consolidation, Merger or Acquisition. The Company will not, and will not permit any Subsidiary to (a) enter into a consolidation with any other Person or merge with or into any other Person or amalgamate with any other Person or (b) acquire all or substantially all of the assets of or all or substantially all of the Equity Interest in any other Person (any such transaction being herein called an “Acquisition”), except that:

(i) the Company may permit a Subsidiary to merge into or amalgamate with the Company or may effect an Acquisition of a Subsidiary, and a Subsidiary may consolidate or merge with or into or effect an Acquisition of another Subsidiary; and

(ii) the Company or any Subsidiary may merge with or amalgamate with, or effect an Acquisition of, any Person (other than the Company or a Subsidiary) if

(A) in the case of any merger or amalgamation involving the Company, the Company is the continuing corporation and, in the case of any merger or amalgamation involving a Subsidiary, the continuing corporation (immediately after giving effect to such merger or Acquisition) is a Subsidiary and, in the case such Subsidiary is the Canadian Borrower and the Canadian Commitments, any Canadian Revolving Loans, any B/As or any other Obligations of the Canadian Borrower then due and payable remain outstanding, the continuing corporation is the Canadian Borrower; and

(B) immediately after the consummation of the merger or Acquisition, and after giving effect thereto, no Default or Event of Default would exist.

SECTION 6.05 Dispositions. The Company will not sell, lease, transfer or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Company and the Subsidiaries, taken as a whole, to any Person.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01 Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) either Borrower shall fail to pay any principal of any Loan or any B/A or any reimbursement obligation in respect of any LC Disbursement or any Guarantor shall fail to pay its obligations hereunder, when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) either Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Company shall fail to observe or perform any covenant, condition or agreement applicable to it contained in Sections 5.02, 5.03 (with respect to the Company’s existence), 5.08 or in Article VI;

(e) either Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of Section 7.01), and such failure shall continue unremedied for a period of 30 days after notice thereof from the U.S. Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (giving effect to any period of grace provided with respect thereto);

(g) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or requiring the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of either Borrower or any Significant Subsidiary, or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) either Borrower or any Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for either Borrower or any Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) either Borrower or any Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money in an aggregate amount in excess of US$100,000,000 (exclusive of any amount covered by insurance) shall be rendered against the Company, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed (for this purpose, a judgment shall be effectively stayed during a period when it is not yet due and payable), or any action shall be legally taken by a judgment creditor to levy upon any assets of the Company or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, would result in a Material Adverse Effect; or

(m) the Canadian Borrower shall cease to be a Wholly Owned Subsidiary at any time prior to termination of the Canadian Commitments and payment in full of all outstanding Canadian Revolving Loans and B/As;

then, and in every such event (other than an event with respect to either Borrower described in clause (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the U.S. Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding, and declare an amount equal to the full face amount of all outstanding B/As, to be due and payable in whole (or in part, in which case any principal or other amount not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and an amount equal to the full face amount of all such outstanding B/As so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower; and in case of any event with respect to either Borrower described in clause (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

SECTION 7.02 CAM Exchange.

(a) On the CAM Exchange Date, (i) the Commitments shall automatically and without further act be terminated as provided in Section 7.01, (ii) each U.S. Lender shall immediately be deemed to have acquired participations in the Swingline Loans in an amount equal to such U.S. Lender’s Applicable Percentage of each Swingline Loan outstanding on such date and shall promptly make payment therefor to the U.S. Administrative Agent in accordance with Section 2.04(c), (iii) simultaneously with the automatic conversions pursuant to clause (iv) below, the Lenders shall automatically and without further act (and without regard to the provisions of Section 10.04) be deemed to have exchanged interests in the Loans (other than the

Swingline Loans) and B/As and participations in Swingline Loans and Letters of Credit, such that in lieu of the interest of each Lender in each Loan, B/A and Letter of Credit in which it shall participate as of such date (including such Lender’s interest in the Specified Obligations of each Borrower in respect of each such Loan, B/A and Letter of Credit), such Lender shall hold an interest in every one of the Loans (other than the Swingline Loans) and B/As and, a participation in every one of the Swingline Loans and Letters of Credit (including the Specified Obligations of each Borrower in respect of each such Loan and each Reserve Account established pursuant to Section 7.03 below), whether or not such Lender shall previously have participated therein, equal to such Lender’s CAM Percentage thereof, (iv) simultaneously with the deemed exchange of interests pursuant to clause (iii) above, all outstanding Canadian Revolving Loans denominated in Canadian Dollars shall, automatically and with no further action required, be converted into U.S. Dollars, determined using the Exchange Rate calculated as of the Business Day immediately preceding the CAM Exchange Date, and on and after such date all such Loans shall constitute ABR Loans payable in U.S. Dollars and (v) immediately upon the date of expiration of the Contract Period in respect thereof, the Specified Obligations in respect of each B/A received in the deemed exchange of interests pursuant to clause (iii) above shall, automatically and with no further action required, be converted into U.S. Dollars, determined using the Exchange Rate calculated as of such date, and on and after such date all such Specified Obligations shall be payable in U.S. Dollars and bear interest at the rate applicable to ABR Loans hereunder. It is understood and agreed that Lenders holding interests in B/As on the CAM Exchange Date shall discharge the obligations to fund such B/As at maturity in exchange for the interests acquired by such Lenders in funded Loans in the CAM Exchange. Each Lender and each Borrower hereby consents and agrees to the CAM Exchange, and each Lender agrees that the CAM Exchange shall be binding upon its successors and assigns and any Person that acquires a participation in its interests in any Loan or B/A or any participation in any Swingline Loan or Letter of Credit. Each Borrower agrees from time to time to execute and deliver to the U.S. Administrative Agent all such promissory notes and other instruments and documents as the U.S. Administrative Agent shall reasonably request to evidence and confirm the respective interests of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans hereunder to the U.S. Administrative Agent against delivery of any promissory notes evidencing its interests in the Loans and B/As so executed and delivered; provided, that the failure of either Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, upon and after the CAM Exchange Date, each payment received by either Agent pursuant to this Agreement in respect of the Specified Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages. Any direct payment received by a Lender on or after the CAM Exchange Date, including by way of set-off, in respect of a Specified Obligation shall be paid over to the Applicable Agent for distribution to the Lenders in accordance herewith.

SECTION 7.03 Letters of Credit.

(a) In the event that on the CAM Exchange Date any Letter of Credit shall be outstanding and undrawn in whole or in part, or any L/C Disbursement shall not have been reimbursed by the Company or with the proceeds of a U.S. Revolving Loan or Swingline Borrowing, each U.S. Lender shall promptly pay over to the U.S. Administrative Agent, in immediately available funds, an amount in U.S. Dollars equal to such U.S. Lender’s Applicable Percentage of such undrawn face amount or (to the extent it has not already done so) such unreimbursed drawing, as applicable, together with interest thereon from the CAM Exchange Date to the date on which such amount shall be paid to the U.S. Administrative Agent at the rate that would be applicable at the time to an ABR U.S. Revolving Loan in a principal amount equal to such undrawn face amount or unreimbursed drawing, as applicable. The U.S. Administrative Agent shall establish a separate account (each, a “Reserve Account”) for each Lender for the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The U.S. Administrative Agent shall deposit in each such Lender’s Reserve Account such Lender’s CAM Percentage of the amounts received from the U.S. Lenders as provided above. The U.S. Administrative Agent shall have sole dominion and control over each Reserve Account, and the amounts deposited in each Reserve Account shall be held in such Reserve Account until withdrawn as provided below in this Section. The U.S. Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s CAM Percentage. The amounts held in each such Lender’s Reserve Account shall be held as a reserve against the LC Exposures, shall be the property of such Lender, shall not constitute Loans to or give rise to any claim of or against either Borrower and shall not give rise to any obligation on the part of either Borrower to pay interest to such Lender, it being agreed that the reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings are made thereunder, as provided in Section 2.04.

(b) In the event that after the CAM Exchange Date any drawing shall be made in respect of a Letter of Credit, the U.S. Administrative Agent shall, at the request of the applicable Issuing Bank, withdraw from the Reserve Account of each Lender any amounts, up to the amount of such Lender’s CAM Percentage of such drawing or payment, deposited in respect of such Letter of Credit and remaining on deposit and deliver such amounts to such Issuing Bank in satisfaction of the reimbursement obligations of the U.S. Lenders under Section 2.05(d) (but not of the Company under Section 2.05(e)). In the event that any U.S. Lender shall default on its obligation to pay over any amount to the U.S. Administrative Agent in respect of any Letter of Credit as provided in this Section 7.03, each Issuing Bank shall have a claim against such U.S. Lender to the same extent as if such Lender had defaulted on its obligations under Section 2.05(d), but shall have no claim against any other Lender in respect of such defaulted amount, notwithstanding the exchange of interests in the Company’s reimbursement obligations pursuant to Section 7.02. Each other Lender shall have a claim against such defaulting U.S. Lender for any damages sustained by it as a result of such default, including, in the event that such Letter of Credit shall expire undrawn, its CAM Percentage of the defaulted amount.

(c) In the event that after the CAM Exchange Date any Letter of Credit shall expire undrawn, the U.S. Administrative Agent shall withdraw from the Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(d) With the prior written approval of the U.S. Administrative Agent (not to be unreasonably withheld) and each Issuing Bank, any Lender may withdraw the amount held in its Reserve Account in respect of the undrawn amount of any Letter of Credit. Any Lender making such a withdrawal shall be unconditionally obligated, in the event there shall subsequently be a drawing under such Letter of Credit, to pay over to the U.S. Administrative Agent, for the account of such Issuing Bank, on demand, its CAM Percentage of such drawing or payment.

(e) Pending the withdrawal by any Lender of any amounts from its Reserve Account as contemplated by the above paragraphs, the U.S. Administrative Agent will, at the direction of such Lender and subject to such rules as the U.S. Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Permitted Investments. Each Lender that has not withdrawn its amounts in its Reserve Account as provided in paragraph (d) above shall have the right, at intervals reasonably specified by the U.S. Administrative Agent, to withdraw the earnings on investments so made by the U.S. Administrative Agent with amounts in its Reserve Account and to retain such earnings for its own account.

ARTICLE VIII

GUARANTEE

SECTION 8.01 Guarantee of Canadian Obligations.

(a) In order to induce the Canadian Lenders to extend credit to the Canadian Borrower hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of the Canadian Borrower (the “Canadian Obligations”). The Company further agrees that the due and punctual payment of such Canadian Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Canadian Obligation.

(b) Except as otherwise provided herein, the Company waives presentment to, demand of payment from and protest to the Canadian Borrower of any of the Canadian Obligations, and also waives notice of acceptance of its guarantee hereunder and notice of protest for nonpayment. The Company’s guarantee of the Canadian Obligations hereunder shall not be affected by (a) the failure of any Agent or Lender to assert any claim or demand or to enforce any right or remedy against either Borrower under the provisions of this Agreement; (b) any extension or renewal of any of the Canadian Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Canadian Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation.

(c) The Company further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Canadian Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent or Lender to any balance of any deposit account or credit on the books of any Agent or Lender in favor of the Canadian Borrower or any other Person.

(d) The guarantee of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Canadian Obligations, any impossibility in the performance of any of the Canadian Obligations or otherwise.

(e) The Company further agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Canadian Obligation is rescinded or must otherwise be restored by any Agent or Lender upon the bankruptcy or reorganization of the Canadian Borrower or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Agent or Lender may have at law or in equity against the Company by virtue hereof, upon the failure of the Canadian Borrower to pay any Canadian Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Canadian Administrative Agent (acting at the direction of the Canadian Lenders holding a majority of the Canadian Commitments or, if the Canadian Commitments have terminated, the aggregate Canadian Revolving Credit Exposure of all Canadian Lenders), forthwith pay, or cause to be paid, to the Canadian Agent or Canadian Lender in cash an amount equal to the unpaid principal amount of such Canadian Obligation then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Canadian Obligation shall be due in Canadian Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Canadian Obligation in such currency or at such place of payment shall be impossible, then, at the election of the U.S. Administrative Agent, the Company shall make payment of such Canadian Obligation in U.S. Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify the Canadian Administrative Agent and any Canadian Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

(g) Upon payment by the Company of any sums as provided above, all rights of the Company against the Canadian Borrower arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Canadian Obligations owed by the Canadian Borrower to the Canadian Administrative Agent and the Canadian Lenders.

(h) Nothing shall discharge or satisfy the liability of the Company hereunder except the termination of the Canadian Commitments, the payment in full of the Canadian Revolving Loans , the payment and/or cash collateralization of all reimbursement obligations of the Canadian Borrower in respect of all B/As and the payment or cash collateralization, as applicable, of all other Canadian Obligations then outstanding.

SECTION 8.02 Guarantee of Company Obligations.

(a) In order to induce the Lenders to extend credit to the Company hereunder, each Guarantor hereby, jointly and severally, irrevocably and unconditionally, guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations of the Company, including its obligations under Section 8.01 (the “Company Obligations”). Each Guarantor further agrees that the due and punctual payment of such Company Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Company Obligation.

(b) Except as otherwise provided herein, each Guarantor waives presentment to, demand of payment from and protest to the Company of any of the Company Obligations, and also waives notice of acceptance of its guarantee hereunder and notice of protest for nonpayment. The Guarantors’ guarantee of the Company Obligations hereunder shall not be affected by (a) the failure of any Agent or Lender to assert any claim or demand or to enforce any right or remedy against either Borrower under the provisions of this Agreement; (b) any extension or renewal of any of the Company Obligations; (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement or any other agreement; (d) any default, failure or delay, willful or otherwise, in the performance of any of the Company Obligations; or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of any Guarantor to subrogation.

(c) Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Company Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by any Agent or Lender to any balance of any deposit account or credit on the books of any Agent or Lender in favor of the Company or any other Person.

(d) The guarantee of the Guarantors hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Company Obligations, any impossibility in the performance of any of the Company Obligations or otherwise.

(e) Each Guarantor further agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Company Obligation is rescinded or must otherwise be restored by any Agent or Lender upon the bankruptcy or reorganization of the Company or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which any Agent or Lender may have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any Company Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Guarantors, jointly and severally, hereby promise to and will, upon receipt of written demand by any Agent (acting at the direction of (i) in the case of the U.S. Administrative Agent, the U.S. Lenders holding a majority of the U.S. Commitments or, if the U.S. Commitments have been terminated, the aggregate U.S. Revolving Credit Exposure of all U.S. Lenders and (ii) in the case of the

Canadian Administrative Agent, the Canadian Lenders holding a majority of the Canadian Commitments or, if the Canadian Commitments have terminated, the aggregate Canadian Revolving Credit Exposure of all Canadian Lenders), forthwith pay, or cause to be paid, to the Applicable Agent or Lender in cash an amount equal to the unpaid principal amount of such Company Obligation then due, together with accrued and unpaid interest thereon. The Guarantors further agree that if payment in respect of any Company Obligation shall be due in Canadian Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Company Obligation in such currency or at such place of payment shall be impossible, then, at the election of the U.S. Administrative Agent, the Guarantors shall, jointly and severally, make payment of such Company Obligation in U.S. Dollars (and with respect to Obligations of Company under Section 8.01, in U.S. Dollars based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify the Agents and any Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.

(g) Upon payment by a Guarantor of any sums as provided above, all rights of such Guarantor against the Company arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Company Obligations owed by the Company to the Agents and the Lenders.

(h) Except as otherwise provided in Section 5.09, nothing shall discharge or satisfy the liability of the any Guarantor hereunder except the termination of the Commitments, payment in full of the Loans made to the Company, the cash collateralization of all reimbursement obligations in respect of Letters of Credit then outstanding, and the payment or cash collateralization, as applicable, of all other Company Obligations then outstanding.

ARTICLE IX

THE AGENTS

Each of the Lenders and each Issuing Bank hereby irrevocably appoint the U.S. Administrative Agent and Canadian Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to each such Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. The bank serving as the U.S. Administrative Agent and the bank serving as the Canadian Administrative Agent hereunder shall each have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and each such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder.

The Agents shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided in Section 10.02) and (c) except as expressly set forth herein, neither Agent shall have any duty to disclose, and neither Agent shall be liable for the failure to disclose, any information relating to the Company or any Subsidiary that is communicated to or obtained by such bank serving as an Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02) or in the absence of its own gross negligence or willful misconduct. Each Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for either Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor as provided in this paragraph, either Agent may resign at any time by notifying the Lenders, each Issuing Bank and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor acceptable to the Company. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders and each Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, if such successor bank is the U.S. Administrative Agent, or Toronto, if such successor bank is the Canadian Administrative Agent, but, in each case, having a combined capital and surplus of at least $500,000,000 or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Agent’s resignation hereunder, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as such Agent.

Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below and Section 5.01), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Company, to it at 1390 Enclave Parkway, Houston, Texas 77077-2027, Attention of Ms. Kathy Oates Gish, Vice President and Treasurer (Telecopy No. (281) 584-1792), with copies to Attention of General Counsel (Telecopy No. (281) 584-2510);

(ii) if to the Canadian Borrower, to it at do the Company, at 1390 Enclave Parkway, Houston, Texas 77077-2027, Attention of Ms. Kathy Oates Gish, Vice President and Treasurer (Telecopy No. (281) 584-1792), with copies to Attention of General Counsel (Telecopy No. (281) 584-2510);

(iii) if to a Guarantor, to it in care of the Company;

(iv) if to the U.S. Administrative Agent, to JPMorgan Chase Bank, N.A., Investment Bank Loan Operations - NA, 1111 Fannin Street, Floor 10, Houston, Texas, 77002, Attention of Ryan G. Mader (Telecopy No. (713) 750-2956);

(v) if to the Canadian Administrative Agent, to it at JPMorgan Chase Bank, N.A., Investment Bank Loan Operations - NA, 1111 Fannin Street, Floor 10, Houston, Texas, 77002, Attention of Ryan G. Mader (Telecopy No. (713) 750-2956);

(vi) if to JPMorgan Chase Bank, N.A., as Issuing Bank, to JPMorgan Chase Bank, N.A., Investment Bank Loan Operations - NA, 1111 Fannin Street, Floor 10, Houston, Texas, 77002, Attention of Ryan G. Mader (Telecopy No. (713) 750-2956);

(vii) if to an Issuing Bank other than JPMorgan Chase Bank, N.A., to it at the address or telecopy number furnished by such Issuing Bank to the Company for notices and other communications hereunder;

(viii) if to the Swingline Lender, to it at JPMorgan Chase Bank, N.A., Investment Bank Loan Operations - NA, 1111 Fannin Street, Floor 10, Houston, Texas, 77002, Attention of Ryan G. Mader (Telecopy No. (713) 750-2956); and

(ix) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the U.S. Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Agents and the applicable Lender. Either Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 10.02 Waivers; Amendments.

(a) No failure or delay by either Agent, any Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by either Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, the acceptance of a B/A or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether either Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Company, and the Required Lenders or by the Company and the U.S. Administrative Agent with the consent of the Required Lenders and, with respect to any waiver, amendment or modification to

Section 2.22, the Swingline Lender and each Issuing Bank; provided that no such agreement shall (i) increase the Commitment of any Lender or decrease the fees payable to any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or the amount of any LC Exposure or any amount payable in respect of B/As or reduce the rate of interest thereon, without the written consent of each Lender adversely affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or B/A or the amount of any LC Exposure, or any interest thereon, or any fees or other amount payable hereunder, or reduce the amount of, waive or excuse any such payment, or, subject to Section 2.21, postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender adversely affected thereby, (iv) change Section 2.18(c) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, or (vi) release all or substantially all of the Guarantors from their obligations hereunder, other than as provided in Section 5.09, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of either Agent, the Issuing Banks or the Swingline Lender hereunder without the prior written consent of such Agent, each Issuing Bank or the Swingline Lender, as the case may be. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section and any consent by any Lender pursuant to this Section shall bind any assignee of its rights and interests hereunder. Further, notwithstanding anything to the contrary contained herein, if the U.S. Administrative Agent and the Company shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any provision of this Agreement, then the U.S. Administrative Agent and the Company shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by either Agent or any of their Affiliates and the Joint Bookrunners and Joint Lead Arrangers in connection with the syndication and arrangement of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated); provided that, with respect to fees, charges and disbursements of outside counsel, the Company’s reimbursement obligations under this clause (i) shall be limited to the reasonable fees, charges and disbursements of a single U.S. and Canadian counsel for the U.S. Administrative Agent and the Canadian Administrative Agent, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by either Agent, any Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for either Agent, the Issuing Banks or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made, the B/As accepted and purchased or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, B/A or Letters of Credit.

(b) The Company shall indemnify each Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of a single U.S. and Canadian counsel for such Indemnitees taken as a whole and in the case of a conflict of interest, one additional U.S. and Canadian counsel to each group of affected Indemnitees (to the extent necessary with respect to such groups) (and, if necessary, one local counsel in any other relevant jurisdiction), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the arrangement, execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan, B/A or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of the Subsidiaries, or any Environmental Liability related in any way to the Company or any of the Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, or willful misconduct or unlawful acts of such Indemnitee or (B) result from disputes solely between Indemnitees (other than disputes involving claims against any Person in its capacity as, or fulfilling its role as, a Joint Bookrunner and Joint Lead Arranger or Agent or similar role in respect of this Agreement) not involving any act or omission by the Company, any Subsidiary or any Related Party of the Company.

(c) Without limiting any provision of this Agreement, it is the express intention of the parties hereto that each Indemnified Person shall be indemnified and held harmless against any and all losses, liabilities, claims or damages arising out of or resulting from the ordinary sole or contributory negligence of such Indemnified Person. Without prejudice to the survival of any other obligations of either Borrower hereunder, the obligations of each Borrower under this Section 10.03 shall survive the termination of this Agreement and/or the payment or assignment of the Loans.

(d) To the extent that the Company fails to pay any amount required to be paid by it to either Agent, any Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent, such Issuing Bank or the Swingline Lender in its capacity as such.

(e) To the extent permitted by applicable law, neither an Indemnitee nor the Company shall be liable to the Company or any Indemnitee in connection with its activities related to this Agreement or in connection with any suit, action or proceeding (i) for any damages arising from the use by unauthorized Persons of information or materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons (except to the extent arising from the bad faith, willful misconduct or gross negligence of such Indemnitee or the Company, as applicable) or (y) for any special, indirect, consequential or punitive damages (it being understood that, to the extent any Indemnitee is liable to a third party for any special, indirect, consequential or punitive damages, the Company’s indemnification obligations set forth in clause (b) above shall apply, subject to the proviso contained in such clause (b)).

(f) All amounts due under this Section shall be payable not later than 30 days after written demand therefor (including documentation reasonably supporting such reimbursement or indemnification request).

SECTION 10.04 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by either Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Company, provided, that no consent of the Company shall be required for an assignment to a Lender or an Affiliate of a Lender or, if an Event of Default has occurred and is continuing, for an assignment to any other assignee, provided further that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the U.S. Administrative Agent within five Business Days after having received written notice thereof;

(B) the U.S. Administrative Agent, provided that no consent of the U.S. Administrative Agent shall be required for an assignment to an assignee that is a Lender immediately prior to giving effect to such assignment; and

(C) the Swingline Lender and each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the U.S. Administrative Agent) shall not be less than US$5,000,000 unless each of the Company and the U.S. Administrative Agent otherwise consent, provided that no such consent of the Company shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the U.S. Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of US$3,500;

(D) in the case of any such assignment of a Canadian Commitment or Canadian Revolving Loan, the assignee shall be a Canadian Resident;

(E) the assignee, if it shall not be a Lender, shall deliver to the U.S. Administrative Agent an Administrative Questionnaire; and

(F) no assignment shall be made to (1) the Company or any Subsidiary or any Affiliate of the Company, (2) any Defaulting Lender or any of its Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the Persons described in this clause (2) or (3) a natural person.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 10.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The U.S. Administrative Agent, acting for this purpose as an agent for each Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans, amounts in respect of B/As and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and each Borrower, each Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the U.S. Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)(i) Any Lender may, without the consent of either Borrower, either Agent, any Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (other than the Company, any Subsidiary or any Affiliate of the Company) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i), (ii) and (iii) of the first proviso of Section 10.02(b) or the postponement of any prepayment of a Canadian Borrowing made pursuant to Section 2.11(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant shall not be entitled to the benefits of Section 2.17 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(iii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Participant Register shall be available for inspection by the Company and any Recipient, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.05 Survival. All covenants, agreements, representations and warranties made by either Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, acceptance of any B/A and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that either Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 10.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and B/A, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the U.S. Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the U.S. Administrative Agent and when the U.S. Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic photocopy (i.e., “PDF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of either Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed, and the rights of the parties hereto determined, in accordance with and governed by the law of the State of New York.

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from either thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that either Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against either Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 10.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 10.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 10.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Confidentiality. Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an express agreement for the benefit of the Company containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any Affiliate of a Lender that is an actual or prospective counterparty to any swap or derivative transaction relating to either Borrower and its obligations or to such Affiliate’s advisors in connection with such transaction, (g) with the consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to either Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Company (and in the case of this clause (ii), the affected party receiving such information does not have actual knowledge that such disclosure is in breach of a confidentiality obligation owed to the Company or a Subsidiary). For the purposes of this Section, “Information” means all information received from the Company relating to the Company, a Subsidiary or its business, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company or is furnished or deemed furnished pursuant to Section 5.01(a)(i), (b)(i), (d) or (e); provided that, in the case of information received from the Company after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 10.13 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.14 Conversion of Currencies.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including the Canadian Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss, and if the amount of the Agreement Currency so purchased exceeds the sum originally due to the Applicable Creditor in the Agreement Currency, the Applicable Creditor shall refund the amount of such excess to the applicable Borrower. The obligations of the parties contained in this Section 10.14 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 10.15 USA Patriot Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the USA Patriot Act.

SECTION 10.16 Independence of Covenants. All covenants contained in this Agreement shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

SECTION 10.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof), the Company acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Company and its Affiliates, on the one hand, and the Lenders, on the other hand, (B) the Company has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Company is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby; (ii) (A) each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company or any of its Affiliates, or any other Person and (B) no Lender has any obligation to the Company or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Company and its Affiliates, and no Lender has any obligation to disclose any of such interests to the Company or its Affiliates.

SECTION 10.18 Waiver of Notice of Termination Under Existing Credit Agreement. Each Lender that is a “Lender” under (and as defined in) the Existing Credit Agreement (all of which Lenders constitute the “Required Lenders” under (and as defined in) the Existing Credit Agreement) hereby waives any requirement under the Existing Credit Agreement that notice be given prior to the prepayment of loans or termination of commitments thereunder; provided that such commitments are terminated by notice to the administrative agent under the Existing Credit Agreement on the Effective Date.

[END OF TEXT]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:	SYSCO CORPORATION,

	By:	/s/ Robert C. Kreidler
	Name:	Robert C. Kreidler
	Title:	Executive Vice President and Chief Financial Officer

Signature Page to Credit Agreement

CANADIAN BORROWER:	SYSCO INTERNATIONAL, ULC,

	By:	/s/ Kathy Oates Gish
	Name:	Kathy Oates Gish
	Title:	Treasurer

Signature Page to Credit Agreement

GUARANTORS:	LINCOLN POULTRY & EGG CO.;

SYSCO ALBANY, LLC;

SYSCO ARIZONA, INC.;

SYSCO ATLANTA, LLC;

SYSCO AUSTIN, INC.;

SYSCO BALTIMORE, LLC;

SYSCO BARABOO, LLC;

SYSCO BOSTON, LLC;

SYSCO CENTRAL ALABAMA, INC.;

SYSCO CENTRAL CALIFORNIA, INC.;

SYSCO CENTRAL FLORIDA, INC.;

SYSCO CENTRAL ILLINOIS, INC.;

SYSCO CENTRAL PENNSYLVANIA, LLC;

SYSCO CHARLOTTE, LLC;

SYSCO CHICAGO, INC.;

SYSCO CINCINNATI, LLC;

SYSCO CLEVELAND, INC.;

SYSCO COLUMBIA, LLC;

SYSCO CONNECTICUT, LLC;

SYSCO DENVER, INC.;

SYSCO DETROIT, INC.;

SYSCO EAST TEXAS, LLC;

SYSCO EASTERN MARYLAND, LLC;

SYSCO EASTERN WISCONSIN, LLC;

SYSCO GRAND RAPIDS, LLC;

SYSCO GULF COAST, INC.;

SYSCO HAMPTON ROADS, INC.;

SYSCO HOUSTON, INC.;

SYSCO IDAHO, INC.;

SYSCO INDIANAPOLIS, LLC;

SYSCO INTERMOUNTAIN, INC.;

SYSCO IOWA, INC.;

SYSCO JACKSON, LLC;

SYSCO JACKSONVILLE, INC.;

SYSCO KANSAS CITY, INC.;

SYSCO KNOXVILLE, LLC;

SYSCO LAS VEGAS, INC.;

SYSCO LINCOLN, INC.;

SYSCO LONG ISLAND, LLC;

SYSCO LOS ANGELES, INC.;

SYSCO LOUISVILLE, INC.;

SYSCO MEMPHIS, LLC;

SYSCO METRO NEW YORK, LLC;

SYSCO MINNESOTA, INC.;

SYSCO MONTANA, INC.;

SYSCO NASHVILLE, LLC;

Signature Page to Credit Agreement

SYSCO NEW MEXICO, LLC;

SYSCO NEW ORLEANS, LLC;

SYSCO NORTH DAKOTA, INC.;

SYSCO NORTHERN NEW ENGLAND, INC.;

SYSCO OKLAHOMA, LLC;

SYSCO PHILADELPHIA, LLC;

SYSCO PITTSBURGH, LLC;

SYSCO PORTLAND, INC.;

SYSCO RALEIGH, LLC;

SYSCO SACRAMENTO, INC.;

SYSCO SAN ANTONIO, INC.;

SYSCO SAN DIEGO, INC.;

SYSCO SAN FRANCISCO, INC.;

SYSCO SEATTLE, INC.;

SYSCO SOUTH FLORIDA, INC.;

SYSCO SOUTHEAST FLORIDA, LLC;

SYSCO SPOKANE, INC.;

SYSCO ST. LOUIS, LLC;

SYSCO SYRACUSE, LLC;

SYSCO USA I, INC.;

SYSCO USA II, LLC;

SYSCO VENTURA, INC.;

SYSCO VIRGINIA, LLC; and

SYSCO WEST COAST FLORIDA, INC.

By:	/s/ Kathy Oates Gish
Name:	Kathy Oates Gish
Title:	Treasurer

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
individually and as U.S. Administrative Agent,

By:	/s/ Barry Bergman
Name:	Barry Bergman
Title:	Managing Director

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
TORONTO BRANCH, individually and as Canadian Administrative Agent,

By:	/s/ Barry Bergman
Name:	Barry Bergman
Title:	Managing Director

Signature Page to Credit Agreement

BANK OF AMERICA, N.A.

By:	/s/ Sabrina Hassan
Name:	Sabrina Hassan
Title:	Assistant Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A.
(CANADA BRANCH)

By:	/s/ Medina Sales de Andrade
Name:	Medina Sales de Andrade
Title:	Vice President

Signature Page to Credit Agreement

WELLS FARGO BANK, N.A.

By:	/s/ Nathan R. Rantala
Name:	Nathan R. Rantala
Title:	Director

Signature Page to Credit Agreement

WELLS FARGO BANK CAPITAL FINANCE
CORPORATION (CANADA)

By:	/s/ Raymond Eghobamien
Name:	Raymond Eghobamien
Title:	Vice President
Wells Fargo Capital Finance
Corporation Canada

Signature Page to Credit Agreement

TORONTO DOMINION (TEXAS) LLC

By:	/s/ Kelly Hundal
Name:	Kelly Hundal
Title:	Authorized Signatory

Signature Page to Credit Agreement

THE TORONTO-DOMINION BANK

By:	/s/ Kelly Hundal
Name:	Kelly Hundal
Title:	Authorized Signatory

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

Signature Page to Credit Agreement

THE NORTHERN TRUST COMPANY

By:	/s/ Keith L. Burson
Name:	Keith L. Burson
Title:	Vice President

Signature Page to Credit Agreement

BRANCH BANKING AND TRUST COMPANY

By:	/s/ Matt McCain
Name:	Matt McCain
Title:	Senior Vice President

Signature Page to Credit Agreement

COMERICA BANK

By:	/s/ Joey Powell
Name:	Joey Powell
Title:	Vice President

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ M. Colin Warman
Name:	M. Colin Warman
Title:	Assistant Vice President

Signature Page to Credit Agreement

ZIONS FIRST NATIONAL BANK

By:	/s/ Jennifer Christopulos
Name:	Jennifer Christopulos
Title:	Senior Vice President

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Patrick Engel
Name:	Patrick Engel
Title:	Vice President

Signature Page to Credit Agreement

HSBC BANK USA, N.A.

By:	/s/ Sarah S. Knudsen
Name:	Sarah S. Knudsen
Title:	Vice President

Signature Page to Credit Agreement

THE BANK OF NEW YORK MELLON

By:	/s/ Robert Besser
Name:	Robert Besser
Title:	Managing Director

Signature Page to Credit Agreement